23 SEPTEMBER 2009

WABCO FAHRZEUGSYSTEME GMBH

(as German Seller and German Servicer)

WABCO FINANCIAL SERVICES SPRL

(as Seller’s Agent)

and

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

(as Purchaser)

GERMAN RECEIVABLES PURCHASE AND SERVICING

AGREEMENT

Freshfields Bruckhaus Deringer LLP

i

ii

THIS GERMAN RECEIVABLES PURCHASE AND SERVICING AGREEMENT is made on 23 September 2009

BETWEEN:

(1)	WABCO FAHRZEUGSYSTEME GmbH, a company incorporated under the laws of Germany, with its registered office at Am Lindener Hafen 21, 30453 Hannover, Germany, registered under HRB60743 at the commercial register (Handelsregister) of the local court (Amtsgericht) in Hannover (as German Seller and German Servicer and Wabco Germany);

(2)	WABCO FINANCIAL SERVICES SPRL, a Belgian company with its registered office at Chaussée de Wavre 1789, box 15, Brussels 1160, Belgium (as the Seller’s Agent); and

(3)	SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and licensed as a credit institution and having its registered office at Amstelplein 1, 1096 HA Amsterdam, The Netherlands registered with the Trade Register of the Chamber of Commerce at Amsterdam, The Netherlands under n° 33 196 218, represented for the purposes hereof by a duly authorised representative whose name appears on the signature page (the Purchaser and together with the German Seller and the Seller’s Agent, the Parties and each is a Party).

WHEREAS:

(A) The German Seller wishes to sell and the Purchaser wishes to purchase from the German Seller, certain receivables, as more particularly described herein, originated from the sale of automotive products by the German Seller to certain Debtors pursuant to certain Contracts, together with the benefit of all related ancillary security and other rights attached thereto, if any, on the terms and subject to the conditions of this German Receivables Purchase and Servicing Agreement.

(B) The Purchaser has agreed to delegate to the German Seller the task and duties of managing, servicing and collecting, for the account of the Purchaser, all amounts due and payable under the receivables sold by the German Seller to the Purchaser pursuant to this German Receivables Purchase and Servicing Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Capitalised terms used in this German Receivables Purchase and Servicing Agreement (the Agreement) including the Recitals and the Schedules shall, except where the context otherwise requires and save where otherwise defined in this Agreement, have the meanings given to them in the Master Definitions Agreement entered into between, inter alia, the Parties on or about the date hereof (the Master Definitions Agreement) and this Agreement shall be construed in accordance with the principles of construction set out in the Master Definitions Agreement.

1.2 Where an obligation is expressed in this Agreement to be performed on a date, which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next month in which case that date will be the preceding day that is a Business Day.

1.3 Unless expressly provided for to the contrary, all references made in this Agreement to a day are references to a calendar day.

1.4 Unless expressly provided for to the contrary, references to time in this Agreement are to local time in Paris (France).

1.5 Unless expressly provided for to the contrary, all references made in this Agreement to Receivables, Relevant Receivables, Eligible Receivables, Offered Receivables or Purchased Receivables shall include a reference to the related Ancillary Rights and Collateral Security.

1.6 Unless expressly provided for to the contrary, all references made in this Agreement to Collections shall be construed as any and all Collections relating to the German Seller.

2. OFFERS TO SELL

2.1 On the Initial Offer Date, the German Seller shall, by delivery, by fax or by e-mail in accordance with Clause 23.3 (Notices), of a duly completed Initial Offer Letter with attached thereto, or, in the case of delivery by e-mail, contained in the same e-mail, an up-to-date Receivables List by the Seller’s Agent (on behalf of the German Seller) to the Purchaser by no later than 2.00 p.m. (Paris time) on the Initial Offer Date, offer to sell to the Purchaser all of its right, title, interest and benefit, present and future, in and to (but excluding, for the avoidance of doubt, any of its obligations under) all, but not less than all, unless otherwise agreed in writing by the Parties, of the Relevant Receivables owing to it which were existing on the Initial Assessment Date, as listed in the relevant Receivables List, at a price, for each Offered Receivable, equal to the relevant Purchase Price.

2.2 On each Offer Date falling after the Initial Offer Date until, but excluding, the Commitment Termination Date, the German Seller shall, by delivery, by fax or by e-mail in accordance with Clause 23.3 (Notices), of a duly completed Offer Letter with attached thereto, or, in the case of delivery by e-mail, contained in the same e-mail, an up-to-date Receivables List by the Seller’s Agent (on behalf of the German Seller) to the Purchaser by no later than 2.00 p.m. (Paris time) on each Offer Date, offer to sell to the Purchaser all of its right, title, interest and benefit, present and future, in and to (but excluding, for the avoidance of doubt, any of its obligations under) all, but not less than all, unless otherwise agreed in writing by the Parties, of the Relevant Receivables owing to it which were in existence as of the Assessment Date immediately preceding such Offer Date, as listed in the relevant Receivables List, at a price, for each Offered Receivable, equal to the relevant Purchase Price.

2.3 Each such offer to sell Offered Receivables to the Purchaser in accordance with the terms of Clauses 2.1 and 2.2 shall be referred to herein as an Offer to Sell. Each Offer to Sell shall be irrevocable.

2.4 Each Offer Letter shall be substantially in the form of Schedule 4 or Schedule 5, as the case may be.

2.5 In addition to the Initial Offer Letter and each subsequent Offer Letter delivered pursuant to Clause 2.1 and Clause 2.2, the Seller’s Agent in the name and on behalf of the German Seller shall, from and including the Closing Date until the Agreement Expiry Date, send to the Purchaser on each Business Day a computer file (or such other readable format which the Purchaser may notify to the Seller’s Agent in writing from time to time) (the Daily Report) containing a full list of the Relevant Receivables which were existing as of the immediately preceding Business Day, showing in relation to each such Relevant Receivable, the name and address and account number of the Debtor, the amount due, the Due Date, the invoice number and the invoice date of such receivable (such information being referred to herein as the Debtor and Receivable Data).

2.6 The servicing of the Purchased Receivables shall be retained (zurückbehalten) by Wabco Germany which shall be appointed as German Servicer in each case subject to and in accordance with Clause 8 (Appointment of the German Servicer) below and the other provisions set forth herein.

3. ACCEPTANCE

3.1 The Purchaser shall:

(a)	on the Initial Settlement Date, subject to the Conditions Precedent set out in Clause 7.1 and Clause 7.2 being satisfied, accept to purchase all Offered Receivables referred to in the Initial Offer Letter and in the Receivables List by sending to the Seller’s Agent, by fax or by e-mail in accordance with Clause 23.3 (Notices), a duly signed Acceptance Letter, substantially in the form of Schedule 6; and

(b)	on each Settlement Date, subject to the Conditions Precedent set out in Clause 7.1 and Clause 7.2 being satisfied, accept to purchase all Offered Receivables referred to in the Offer Letter and in the Receivables List delivered on the Offer Date immediately preceding such Settlement Date by sending to the Seller’s Agent, by fax or by e-mail in accordance with Clause 23.3 (Notices), a duly signed Acceptance Letter, substantially in the form of Schedule 7.

3.2 Each Acceptance Letter delivered to the Seller’s Agent pursuant to Clause 3.1 shall constitute an acceptance by the Purchaser to purchase from the German Seller all Offered Receivables listed in the relevant Receivables List attached to the corresponding Initial Offer Letter or Offer Letter, as the case may be.

3.3 The Parties acknowledge and agree that before delivering an Acceptance Letter pursuant to Clauses 3.1 or 3.2 (as applicable), the Purchaser shall not be required to make any independent investigation in relation to the German Seller, the Offered Receivables, the Debtors, the Contracts or the compliance with the Relevant Receivables Criteria or the Eligibility Criteria, as the case may be, of any Offered Receivables, save to rely on the assumption that each of the representations and warranties given by the German Seller herein is true and accurate in all material respects when rendered or repeated.

4. IN REM TRANSFERS

4.1 Assignment of Receivables

The German Seller hereby offers to assign to the Purchaser each Offered Receivable accepted for purchase by the Purchaser pursuant to Clause 3.1 and the Purchaser hereby accepts such assignment (each Offered Receivable so offered and accepted being referred to herein as an Assigned German Receivable). All Assigned German Receivables shall be assigned to the Purchaser irrespective of the fulfilment of the Relevant Receivables Criteria or the Eligibility Criteria, in particular, but without limitation, irrespective of any Offered Receivable qualifying as a Relevant Receivable or an Eligible Receivable, but without prejudice to any remedies of the Purchaser in respect thereof, and provided, for the avoidance of doubt, that the Purchaser shall have no obligation to accept for purchase or to pay the Purchase Price in respect of an Offered Receivable that is not a Relevant Receivable or an Eligible Receivable.

4.2 Completion

Transfer of title to, and completion of the assignment of, an Offered Receivable shall take place upon the Purchaser accepting to purchase such Offered Receivable in accordance with Clause 3.1 and the payment of the Purchase Price in respect of such Offered Receivable in accordance with Clause 6.2.

4.3 Assignment of Related Claims and Rights

The German Seller hereby offers with respect to each Assigned German Receivable and the respective underlying Contracts to assign and the Purchaser hereby accepts such assignment of:

(a)	the claim (if any) for the payment of default interest under the Contract relating to each Assigned German Receivable; and

(b)	all other existing and future claims and rights under, pursuant to, or in connection with the relevant Assigned German Receivable and its underlying Contract, including, but not limited to:

(i)	other related ancillary rights and claims, including but not limited to, independent unilateral rights (selbständige Gestaltungsrechte) as well as dependent unilateral rights (unselbständige Gestaltungsrechte) by the exercise of which the relevant Contract is altered, in particular the right of termination (Recht zur Kündigung), if any, and the right of rescission (Recht zum Rücktritt), provided that those rights are not of a personal nature and thus not assignable (without prejudice to the assignment of ancillary rights and claims pursuant to Section 401 of the German Civil Code (Bürgerliches Gesetzbuch));

(ii)	all claims of the German Seller against a Debtor pursuant to the Applicable Terms and Conditions (as such term is defined in Clause 13.3(f) below);

(iii)	all claims against insurance companies or other third parties assigned to the German Seller in accordance with the relevant Contract;

(iv)	claims for the provision of collateral;

(v)	indemnity claims for non-performance;

(vi)	restitution claims (Bereicherungsansprüche) against the relevant Debtor in the event an underlying Contract is void; and

(vii)	all other payment claims under a relevant Contract against a relevant Debtor.

4.4 Transfer of Collateral relating to Assigned German Receivables

If an underlying Contract of a Assigned German Receivable provides for a retention of title (Eigentumsvorbehalt), or another right in rem (dingliches Recht) with respect to the asset to be sold pursuant to such Contract, the German Seller hereby offers to transfer and the Purchaser hereby accepts transfer, of, respectively:

(a)	title (Eigentum) to such asset; and

(b)	the ownership interest (Miteigentumsanteil) in such asset; and

(c)	any pledge or other right in rem associated therewith.

The German Seller and the Purchaser agree with respect to such transfer that the transfer of possession (Übergabe) necessary to transfer title in such assets or any other right in rem is replaced by the German Seller holding such assets in custody for the Purchaser free of charge (unentgeltliche Verwahrung) or, should such assets not be in possession (Besitz) of the relevant German Seller, by assigning hereby to the Purchaser, who hereby accepts such assignment, all claims for return (Herausgabeanspruch) against the relevant Persons who are in actual possession of such assets.

The German Seller hereby agrees that the Invoice pertaining to an Assigned German Receivable may be accessed by the Purchaser to the extent necessary for the transfer and enforcement of title or the relevant right in rem.

Without prejudice to the foregoing, in case that the underlying Contract of a Assigned German Receivable provides for an extended retention of title (any form of verlängerter or erweiterter Eigentumsvorbehalt or Verarbeitungsvorbehalt), the German Seller hereby offers to assign to the Purchaser, and the Purchaser accepts such assignment, including without limitation, the claim of the relevant Debtor against its customers arising out of the sale of the assets sold to the customers by such Debtor.

4.5 Cheques and Bills of Exchange

If any payments on Assigned German Receivables are made to the German Seller by cheque or by bill of exchange, the German Seller shall transfer title (Eigentum) to such cheque or bill of exchange to the Purchaser, and the Purchaser shall accept such transfer. Title to any such cheque or bill of exchange shall pass to the Purchaser upon the acquisition of title by the Seller.

The German Seller and the Purchaser agree with respect to such transfer that the transfer of possession (Übergabe) necessary to transfer title in such cheque or bill of exchange, is replaced by, the German Seller holding such cheque or bill of exchange in custody for the Purchaser free of charge (unentgeltliche Verwahrung) or, should such cheque or bill of exchange not be in possession (Besitz) of the German Seller, by assigning to the Purchaser all claims for return (Herausgabeanspruch) against the relevant Persons which are in actual possession of such cheque or bill of exchange. The Purchaser accepts such assignment.

4.6 Recognition of Assignments and Transfers, Perfection

Should any of the assignments or transfers pursuant to this Clause 4 not be recognised under any relevant applicable law the German Seller shall forthwith conduct any and all acts necessary to perfect such transfer or assignment at its own cost.

The German Seller and the Purchaser will take all such steps (at the German Seller’s expense) and comply with all such formalities as may be required or desirable to perfect or more fully evidence or secure title or other in rem rights (dingliche Rechte) to the Assigned German Receivables, the Ancillary Rights and the Collateral Security as well as of any other collateral granted or to be granted in accordance with this Clause 4.

4.7 Purpose of Collateral Security

The German Seller and the Purchaser agree that the Collateral Security shall in the case of each Assigned German Receivable only be provided to secure the payment of the relevant Assigned German Receivable with respect to which such Collateral Security was provided.

4.8 Condition Subsequent; Retransfer of Assigned German Receivable; Release of Ancillary Rights and Collateral Security

(a)	The German Seller and the Purchaser agree that the assignment and transfer of the Ancillary Rights and Collateral Security relating to an Assigned German Receivable to the Purchaser is subject to the condition subsequent (auflösende Bedingung) of:

(i)	the payment in full of all amounts owed by the relevant Debtor to the Purchaser under the relevant Assigned German Receivable; or

(ii)	receipt by the Purchaser of the Repurchase Amount relating to a Repurchase Request accepted by the Purchaser, provided that the relevant Assigned German Receivable is the subject of such Repurchase Request.

(b)	The Purchaser shall only be liable for any breach of warranty of title with respect to such Ancillary Rights and Collateral Security which has been actually assigned or otherwise transferred by the German Seller to the Purchaser caused by the Purchaser’s gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz).

5. ROLE OF SELLER’S AGENT

5.1 Appointment of Seller’s Agent

The German Seller, hereby appoints the Seller’s Agent, to act as its lawful representative and agent on its behalf, and the Seller’s Agent hereby accepts such appointment, with effect from the Closing Date to deliver the Initial Offer Letter and an Offer Letter on the Initial Offer Date and on each Offer Date thereafter, on the German Seller’s behalf, to receive from or give to the Purchaser any notices or documents pursuant to the WABCO Transaction Documents, to receive Acceptance Letters in the German Seller’s name and on the German Seller’s behalf and more generally to perform in the name and on behalf of the German Seller all steps required in relation to the assignment of the Offered Receivables to the Purchaser, to accept payment of Purchase Price for such Offered Receivables and to make payments on its behalf, in each case in accordance with the terms of this Agreement.

5.2 Authority of Seller’s Agent

The German Seller agrees that the Purchaser shall be entitled to assume without further enquiry that any action taken by the Seller’s Agent in connection with the Initial Offer Letter, any Offer Letter or the Offer to Sell contained therein, receipt of each Acceptance Letter, receipt of the Purchase Price, the making of payments or otherwise in connection with this Agreement, is duly authorised and undertaken in the name and on behalf of the German Seller. In particular, without limiting the foregoing and subject to Clause 6.2 below, each of the German Seller and the Seller’s Agent hereby acknowledges and agrees that payment, by way of set-off or otherwise, to the Seller’s Agent as agent in the name and on behalf of the German Seller of any amount by the Purchaser shall be effective as a payment in respect of the Purchase Price of Offered Receivables to the German Seller and shall irrevocably discharge all obligations and liabilities of the Purchaser in connection therewith.

5.3 Change of Seller’s Agent

No change of the Seller’s Agent shall be effective as against the Purchaser unless the credit committees of each Support Facility Provider have approved the identity of the new Seller’s Agent and the Purchaser has given its prior written consent to such change, such consent not to be unreasonably withheld.

6. PURCHASE PRICE, SET-OFF AND COMPLETION

6.1 Consideration

The consideration payable by the Purchaser to the German Seller in respect of each Offered Receivable purchased by the Purchaser shall be the Purchase Price, which shall be equal to the Face Amount of such Offered Receivable, in Euro.

6.2 Payment of Purchase Price

(a)	The Parties agree that the Purchaser shall, on each Settlement Date, pay the Purchase Price in respect of any and all Offered Receivables accepted for purchase on such Settlement Date, less any amount deducted by way of set-off in accordance with Clause 6.3, by wire transfer to the Depositor’s Account. Such payment of the Purchase Price to the Depositor’s Account shall discharge the Purchaser’s obligation to pay the Purchase Price to the German Seller hereunder in accordance with Section 362(2) of the German Civil Code.

(b)	The Seller’s Agent shall procure that the German Seller is in a position to apply and the German Seller shall apply an amount equal to the Purchase Price received from the Purchaser with respect to each Purchased Receivable which is subject to any form of retention of title agreement (Eigentumsvorbehalt or Verarbeitungsvorbehalt) of a supplier of the German Seller, to discharge the claim of such supplier in accordance with the relevant contractual arrangements between the German Seller and such supplier.

6.3 Set-off

(a)	The Purchaser shall be entitled at all times to set off any amount owed at any time by the German Seller to the Purchaser, against any amount due and payable at any time by the Purchaser under this Agreement or any WABCO Transaction Document to the German Seller.

(b)	The German Seller agrees, to the fullest extent permitted by law, that it shall make all payments under this Agreement regardless of any defence (Einreden und/oder Einwendungen) and that it shall not exercise any right of set-off unless a payment claim of the German Seller is either undisputed or has become finally adjudicated (rechtskräftig festgestellt).

6.4 Completion Collections

The German Seller agrees that in the event that any amounts in respect of an Offered Receivable are received from a Debtor at any time on or after the Business Day on which such Offered Receivable is purchased by the Purchaser pursuant to Clause 3.1, such amounts will be for the account of and forwarded to the Purchaser.

7. CONDITIONS PRECEDENT

7.1 Initial Conditions Precedent

This Agreement shall come into effect subject to the following conditions precedent (aufschiebende Bedingungen) having been satisfied or waived by the Purchaser in writing on or prior to the Closing Date:

(a)	the German Seller having delivered the following, in form and substance satisfactory to the Purchaser:

(i)	copies of the latest version of its constitutional documents (Satzung) certified by a duly authorised representative to be a true and up to date copy of the original;

(ii)	a commercial register excerpt dated the Closing Date;

(iii)	copies of the resolutions of its board of directors (Geschäftsführungsbeschluss) authorising the entry into, execution, delivery and performance of, and its obligations under, the WABCO Transaction Documents to be entered into by the German Seller, certified by a duly authorised representative to be a true copy as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(iv)	a certificate as to the signing authority of the officers or other employees of the German Seller authorised to sign the WABCO Transaction Documents on behalf of the German Seller and any certificate or other document to be delivered pursuant thereto, certified by a duly authorised representative;

(v)	a completed Solvency and Compliance Certificate in the form set out in Schedule 2; and

(vi)	a legal opinion of Boetticher Hasse Lohmann dated the Closing Date as to matters of German law as to due incorporation and corporate capacity of the German Seller, authorisation and due execution of the WABCO Transaction Documents to which each is a party, and other customary matters;

(b)	due execution and delivery of each of the Transaction Documents by the respective parties thereto, and all documentation to be delivered therewith and fulfilment of all conditions precedent therein;

(c)	the delivery of a legal opinion of Freshfields Bruckhaus Deringer LLP dated the Closing Date as to matters of German law as to the sale of the Offered Receivables, the assignment of the Offered Receivables pursuant to German law, the enforceability of the WABCO Transaction Documents governed by German law and other relevant matters;

(d)	the Rating Agencies have confirmed that the funding provided by Antalis S.A. in respect of the acquisition of Purchased Receivables by the Purchaser shall not entail the downgrading of the rating of the billets de trésorerie or Euro commercial papers assigned by Moody’s and Standard & Poor’s below P-1 or A-1 respectively or the putting on credit watch with negative implication of this rating;

7.2 Conditions Precedent prior to any purchase of Offered Receivables

Each event listed below shall constitute a condition precedent to a purchase of any Offered Receivable pursuant to Clauses 2 and 3:

(a)	on the applicable Offer Date and on the immediately following Settlement Date:

(i)	the representations and warranties in Clause 13 are correct and will be correct immediately following the payment of the Purchase Price in respect of such Offered Receivable;

(ii)	the German Seller (in whatever capacity) not being in breach of its obligations under this Agreement;

(iii)	the French Seller or the French Servicer not being in breach of its obligations under the French Receivables Purchase and Servicing Agreement;

(iv)	the Italian Seller or the Italian Servicer not being in breach of its obligations under the Italian Receivables Purchase and Servicing Agreement;

(v)	the Seller’s Agent not being in breach of its obligations under this Agreement, the French Receivables Purchase and Servicing Agreement or the Italian Receivables Purchase and Servicing Agreement;

(vi)	the Insurance Servicer not being in breach of its obligations under the Insurance Servicing Agreement; and

(vii)	no Early Amortisation Event having occurred which has not been waived;

(b)	the Purchaser’s obligation to pay the relevant Purchase Price and the terms of the relevant Offer Letter do not violate any applicable law or regulation in force;

(c)	the Purchaser’s obligation to pay the relevant Purchase Price will not result in the Bank’s Funding exceeding the Maximum Amount of the Bank’s Funding;

(d)	the Settlement Date referred to in the relevant Offer Letter does not fall after the Commitment Termination Date;

(e)	the Depositor is not in breach of its obligations under the Subordinated and Additional Deposits and Payments Agreement; and

(f)	on or prior to the applicable Offer Date the German Seller has delivered a letter in the form set out in Schedule 9 to each Debtor of Offered Receivables offered for sale on such Offer Date, in which each such Debtor is instructed to pay all Relevant Receivables owing or that may become owing by it to the German Purchaser Collection Account.

7.3 Each condition precedent listed in Clauses 7.1 and 7.2 shall be referred to herein as a Condition Precedent.

7.4 If any of the Conditions Precedent has not been fulfilled on or prior to the relevant date in accordance with Clauses 7.1 of 7.2, but the respective Purchase Price has been paid in accordance with Clause 6, the respective purchase in accordance with Clause 3 and any in-rem transfer in accordance with Clause 4 shall, nevertheless, remain valid.

8. APPOINTMENT OF THE GERMAN SERVICER

8.1 Appointment by the Purchaser

Subject to Clause 9 below, Wabco Germany in its capacity as German Servicer shall retain (zurückbehalten) the servicing of the Purchased Receivables as a consequence of which the Purchaser hereby appoints the German Servicer as its lawful agent with effect from the Closing Date until the Agreement Expiry Date on its behalf to:

(a)	perform the servicing of the Receivables on behalf of the Purchaser (but excluding, for the avoidance of doubt, accepting any Offered Receivables on behalf of the Purchaser);

(b)	provide administration and reporting services in relation to the Purchased Receivables, the Ancillary Rights and the Collateral Security (if any), and the Collections in respect thereof;

(c)	perform those other functions, duties and obligations as are set out in Clause 13.4(ii) below or as are more particularly described herein,

in all such cases as provided for under this Agreement and the other WABCO Transaction Documents.

8.2 Acceptance of Appointment

The German Servicer hereby accepts the appointment pursuant to Clause 8.1 on the terms and subject to the conditions of this Agreement.

8.3 Authority of the German Servicer

During the continuance of its appointment hereunder, the German Servicer shall, on the terms and subject to the conditions of this Agreement, have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary, desirable, convenient or incidental to the performance of the functions, duties and obligation delegated to it hereunder.

8.4 Administration of Purchased Receivables and Collections

From, and including, the Closing Date until the Agreement Expiry Date, the German Servicer shall:

(a)	unless otherwise directed by the Purchaser:

(i)	use all reasonable efforts to ensure that any and all amounts payable by the Debtors of Purchased Receivables, or any of them, in respect of any Invoices or Contracts related to such Purchased Receivables (and the Ancillary Rights and Collateral Security) shall be paid directly to the German Purchaser Collection Account;

(ii)	if, notwithstanding Clause 8.4(a)(i) above, any Collections are received by the German Seller, the German Servicer or the Seller’s Agent in respect of the relevant Purchased Receivables (and the Ancillary Rights and Collateral Security), transfer or procure that the Seller’s Agent transfers any and all such amounts to the German Purchaser Collection Account, immediately upon request of the Purchaser or, in the absence of such a request, on the immediately following Settlement Date; and

(iii)	take any other action as requested by the Purchaser to cause any and all Collections to be received directly by the Purchaser only and not by the German Seller;

(b)	implement and maintain any administrative or operating procedures (including a procedure required in order to recreate records in the event of their destruction);

(c)	keep and maintain all documents, books, records and other information reasonably required for the collection of all Purchased Receivables (including any records as required for the identification of a new Purchased Receivable on each Settlement Date and as required for the daily identification of all Collections of and adjustments to each outstanding Purchased Receivable);

(d)	devote all due care to the performance of its function, duties and obligations and the exercise of its discretions under this Agreement in respect of the Purchased Receivables;

(e)	take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable and its Ancillary Rights and Collateral Security (if any), with care and diligence and to the same standard as it would apply if such Purchased Receivable and its Ancillary Rights and Collateral Security (if any) were owned by it, but at least to the standard a reasonable businessman (ordentlicher Kaufmann) would apply; and

(f)	take or cause to be taken all necessary action, at its own expense, in its own name and for the benefit of the Purchaser (gewillkürte Prozeßstandschaft), to recover all amounts due in respect of each Purchased Receivable (and its Ancillary Rights and Collateral Security) from each corresponding Debtor in accordance with its General Policies and Procedures Manual, including

(without limitation) commencing and conducting legal proceedings or (if the Contract requires) arbitration procedure against the corresponding Debtor and enforcing any judgment or award obtained to the extent permissible or necessary under any applicable law, in each case in a timely fashion and with care and diligence and to the same standard it would apply if such Purchased Receivable and its Ancillary Rights and Collateral Security (if any) were owned by it, but at least to the standard a reasonable businessman (ordentlicher Kaufmann) would apply.

8.5 Any Collections received by the German Seller, the German Servicer or the Seller’s Agent shall, pending their application to the German Purchaser Collection Account, be held by the German Seller, the German Servicer and the Seller’s Agent for, and at the direction of, the Purchaser.

8.6 Appointment of Sub-servicer

The German Servicer may not without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, appoint any person as its sub-agent, sub-contractor or representative to carry out all or any material part of the services to be provided by it under this Agreement.

8.7 Liability of the German Servicer

Any appointment as referred to in Clause 8.6 shall not in any way relieve the German Servicer from its obligations under this Agreement, for which it shall continue to be liable as if no such appointment had been made and any failure by a sub-servicer to perform the services expressed to be performed by the German Servicer hereunder shall be treated as a breach of this Agreement by the German Servicer.

8.8 No Liability to Sub-Servicer

The Purchaser shall not have any liability to a sub-servicer or any other person appointed pursuant to Clause 8.6 whatsoever in respect of any cost, claim, charge, loss, liability, damage or expense suffered or incurred whatsoever by a sub-servicer or any such person in connection with this Agreement.

8.9 Exclusion of Liability

The German Servicer shall have no liability for the obligations of any Debtor and nothing in this Agreement or any other agreement or document executed pursuant to or in connection with the WABCO Transaction Documents shall constitute a guarantee, or similar obligation, by the German Servicer (in its capacity as servicer) of the performance by any Debtor owing any payment obligation in respect of a Purchased Receivable.

9. TERMINATION OF THE SERVICING MANDATE

9.1 Termination by the Purchaser

The Purchaser may at any time by notice in writing to the German Servicer terminate the appointment of the German Servicer in respect of the functions, duties and obligations carried out by the German Servicer on behalf of the Purchaser under this Agreement with effect from the date (not earlier than the date of the notice) specified in the notice. Upon any such termination of the German Servicer’s appointment, the appointment of any sub-servicer will immediately be terminated and Clause 8.8 shall apply.

9.2 Redelivery of Records

Upon termination of the appointment of the German Servicer, the German Servicer shall immediately deliver or make available to (and in the meantime shall hold as fiduciary agent of) the Purchaser or as the Purchaser may direct, all Records relating to the Purchased Receivables and all Contracts, records, books of account, papers, records, registers, computer tapes and discs and any duplicates thereof, statements, correspondence and documents in its possession or under its control relating to the affairs of the Purchaser or belonging to the Purchaser, any monies then held by the German Servicer on behalf of the Purchaser and any other assets of the Purchaser and shall take such further action as the Purchaser may reasonably direct.

9.3 Survival of Rights and Obligations

With effect from the date of termination of this Agreement, the rights and obligations of the German Servicer under this Agreement shall cease, all authority and power of the German Servicer under this Agreement shall be terminated and shall be of no further effect and the German Servicer shall no longer hold itself out in any way as the agent of the Purchaser, but such termination shall be without prejudice to (a) any liabilities of the German Servicer to the Purchaser incurred before the date of termination, and (b) any liabilities of the Purchaser incurred to the German Servicer before the date of termination.

10. PERFECTION OF ASSIGNMENT AGAINST DEBTORS

At any time, the Purchaser may serve a notice, in the form of Schedule 8, in accordance with any means deemed appropriate by the Purchaser on any Debtor relating to a Purchased Receivable, and copied to the German Seller, for the purposes of (i) notifying Debtors of the assignment of the Purchased Receivables, and/or (ii) instructing each relevant Debtor to direct all future payments in connection with the Purchased Receivable to such account as the Purchaser may deem necessary or desirable.

11. DEEMED COLLECTIONS AND DILUTIONS

11.1 Deemed Collections

If, at any time on or after a Transfer Date in respect of a Purchased Receivable:

(a)	delivery of an Acceptance Letter ceases to result in a perfect transfer of the Purchased Receivables concerned and all Ancillary Rights and Collateral Security related thereto; or

(b)	any of the representations and warranties set out in Clause 13.3 in respect of a Purchased Receivable proves to have been incorrect when made and remains incorrect; or

(c)	such Purchased Receivable was not a Relevant Receivable at the time it was sold or, if identified as an Eligible Receivable at the time it was sold, proves not to have been an Eligible Receivable at such time; or

(d)	any judicial or arbitration proceedings are commenced by a Debtor against the German Seller in connection with the sale of the goods related to any Purchased Receivable, or the delivery or failure to deliver such goods, or the performance or the failure to perform by the German Seller of any of its obligations to that Debtor in relation to the existence and/or the amount of a Purchased Receivable or a Purchased Receivable becomes irrecoverable by reason of the breach by the German Seller of the relevant Contract; or

(e)	any conflict, claim or dispute arises resulting from the issue, remittance, delivery or endorsement of a negotiable instrument or promissory note (excluding, for the avoidance of doubt, a conflict, claim or dispute in relation to the Contract to which such instrument or promissory note relates) and/or the notification by the Purchaser to a Debtor of a negotiable instrument or promissory note or the acceptance by a Debtor of a negotiable instrument or promissory note presented by the Purchaser;

(f)	a Purchased Receivable does not exist and/or has been cancelled, in whole or in part;

(g)	a claim for reduction of value added tax (Umsatzsteuerberichtigungsanspruch) does exist;

(h)	any Contract which gives rise to a Purchased Receivable is cancelled or terminated and the relevant goods have been billed but remained to be delivered by the German Seller on the termination date of such Contract; or

(i)	any exchange fees or any bank charges or other expenses are charged by a bank in connection with a payment made in relation to a Purchased Receivable,

(each affected Purchased Receivable, a Non-Conforming Receivable), then the German Seller shall, (i) on the next Settlement Date after having become aware of such Non-Conforming Receivable or (ii) immediately upon request of the Purchaser (whichever is earlier), in respect of each Non-Conforming Receivable (except in the case where such circumstance is (i) of the type described or otherwise envisaged in Clause 11.2(a) or 11.2(b), or (ii) exclusively attributable to the risk of non-payment in respect of a Purchased Receivable due to a lack of solvency (Bonität) of the corresponding Debtor (Credit Risk) but not to a breach of representations and warranties given by or other obligations of the German Seller (in whatever capacity)), pay to the Purchaser out of its own resources, (i) except in the case of Clause 11.1(g) or Clause 11.1(i) above an amount equal to the Purchase Price paid by the Purchaser to the German Seller in respect of such Non-Conforming Receivable, less any Collections previously received by the Purchaser in respect of such Non-Conforming Receivable and (ii) in the case of Clause 11.1(g) or Clause 11.1(i) above, an amount equal to the claim for reduction of value added tax, or the amount of such fees, charges or other expenses.

11.2 Dilutions

If at any time:

(a)	there becomes available or arises any set-off, counterclaim, defence or deduction in respect of a Purchased Receivable or any other Receivable owing to the German Seller by a Debtor which is not attributable to Credit Risk; or

(b)	any Dilution not attributable to Credit Risk occurs in relation to a Contract or an Invoice under which a Purchased Receivable or any other Receivable owing to the German Seller by a Debtor, arises or in relation to any other transaction between the German Seller and the relevant Debtor with respect to a Purchased Receivable or any other Receivable owing to the German Seller by a Debtor, then the German Seller shall, (i) on the next Settlement Date after having become aware of such the circumstances set out under (a) and (b) above or (ii) immediately upon request of the Purchaser (whichever is earlier), pay to the Purchaser out of its own resources an amount equal to the amount of such set-off, counterclaim, defence, deduction or Dilution.

11.3 Any duty of the German Seller to make payment of any amount in respect of a Purchased Receivable pursuant to Clauses 11.1 or 11.2 shall give rise to a Deemed Collection in respect of such Purchased Receivable.

12. OPTION TO REPURCHASE

12.1 The German Seller shall have the right but not the obligation, to request to repurchase from the Purchaser one or more Purchased Receivables (which request, for the avoidance of doubt, the Purchaser may decline) by delivering to the Purchaser a written request (the Repurchase Request) in the form set out in Schedule 3.

12.2 On the Settlement Date immediately following delivery of such Repurchase Request, or, if such Settlement Date falls less than five (5) Business Days after the delivery of the Repurchase Request, on the Settlement Date thereafter, provided that the Purchaser has countersigned and delivered to the German Seller such Repurchase Request and that any conditions precedent to such repurchase stipulated by the Purchaser have been satisfied, the German Seller shall pay to the Purchaser the Face Amount of the Purchased Receivables identified in the Repurchase Request (the Repurchase Amount) less any Collections previously received by the Purchaser in respect of such Purchased Receivables.

12.3 Notwithstanding any provision to the contrary in this Agreement, if the Repurchase Amount corresponding to the Purchased Receivables relating to any

Repurchase Request is not paid in full by the German Seller on the corresponding Settlement Date, no repurchase of such Relevant Receivables shall take place on the Settlement Date and any acceptance relating thereto shall be automatically null and void (auflösende Bedingung). Any such partial payment shall be either returned to the German Seller or applied by way of set-off against any payment obligation of the German Seller in accordance with Clause 6.2.

13. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE GERMAN SELLER AND THE GERMAN SERVICER

13.1 Representations and Warranties of the German Seller and the German Servicer

The German Seller (in whatever capacity it is acting hereunder) hereby represents and warrants to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) in the meaning of Section 311 of the German Civil Code (Bürgerliches Gesetzbuch) as of the date hereof, and shall represent and warrant to the Purchaser on each Offer Date, that:

(a)	Status: it is a corporation duly incorporated under the laws of Germany, is not Insolvent and has not taken any steps with a view to commencing Insolvency Proceedings;

(b)	COMI: its centre of main interests for the purposes of the Council Regulation (EC) No. 1346/2000 on insolvency proceedings is based in Germany and that it has no establishments outside Germany;

(c)	Powers and Authorisations: the execution, delivery and performance by the German Seller of this Agreement and the transactions contemplated hereby are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation, by-laws or other constituting document (Gesellschaftsvertrag) of the German Seller as amended from time to time or of any agreement, judgment, injunction, order, decree or other instrument binding upon the German Seller or result in the creation or imposition of any Security Interest on the assets of the German Seller (other than in favour of the Purchaser pursuant to this Agreement);

(d)	Legal Validity: this Agreement and each other WABCO Transaction Document to which it is a party when executed by it will constitute its legal, valid and binding obligations enforceable against it in accordance with its terms;

(e)	Information: all information furnished by the German Seller to the Purchaser for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the German Seller to the Purchaser will be, true and accurate in every material respect, on the date that such information is stated or certified and does not omit to state any fact necessary to make the statements contained therein not misleading, and it is not aware of any fact, information or circumstance the omission of which from such information or reports would affect an assessment of the rights being acquired in relation to any Purchased Receivables, the enforceability or collectability of the Purchased Receivables or the transactions and arrangements contemplated by this Agreement and each other WABCO Transaction Document to which it is a party;

(f)	Pari Passu Ranking: its obligations under this Agreement and each other WABCO Transaction Document to which it is a party are and will at all times be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any mandatory provision of the laws of Germany;

(g)	No Default: to the best of its knowledge, no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any law, statute, decree, rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which it or any of its assets is bound or affected, in each case which could adversely affect its ability to observe or perform its obligations under or in connection with this Agreement and each other WABCO Transaction Document to which it is a party or which, in the reasonable determination of the Purchaser, could adversely affect the interests of the Purchaser in connection with transactions contemplated by this Agreement or any other WABCO Transaction Document;

(h)	Taxes on Payments: all amounts payable by the German Seller (in whatever capacity) or the Seller’s Agent under the WABCO Transaction Documents may be made free and clear of and without deduction for or on account of any Tax;

(i)	Accounts: its, and the Parent’s, most recently delivered audited financial statements or consolidated financial statements, as the case may be, (including the income statement and balance sheet) have been prepared on a basis consistently applied in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation and give a true and fair view of its results for the relevant period and the state of its financial condition and affairs at their date;

(j)	No Material Adverse Change: since its most recent audited financial statements, there has been no change in its business or operations which could have a Material Adverse Effect, excluding any event or condition disclosed in writing to the Purchaser prior to the date of this Agreement described in the most recent Form 10-Q filed with the SEC prior to the date of this Agreement;

(k)	No Early Amortisation Event: no Early Amortisation Event or Potential Early Amortisation Event has occurred;

(l)	No Litigation: to the best of its knowledge, no litigation to which it is a party or which any third party has brought against it in any court, arbitral, tribunal or public or administrative body or otherwise and which, if adversely determined could have a Material Adverse Effect or which, in the reasonable determination of the Purchaser, could adversely affect the interests of the Purchaser in connection with the transactions contemplated by this Agreement or any other WABCO Transaction Document, exists or, to the best of its knowledge, is threatened to exist at the present time, other than the European Commission Investigation as disclosed in the most recent Form 10-Q filed by the Parent with the Securities and Exchange Commission prior to the date of this Agreement;

(m)	Business: the documents which contain or establish its constitution include provisions which give it power and authority, and all necessary corporate authority has been obtained and action has been taken, for it to own its assets, carry on its business and operations as they are now being conducted;

(n)	Licences: it has all necessary licences for carrying on the enforcement, collection and origination of the Receivables and the performance of its obligations under this Agreement and each other WABCO Transaction Document to which it is a party;

(o)	General Policies and Procedures Manual: its General Policies and Procedures Manual represents in all respects an accurate summary of the credit and collection policies employed by it;

(p)	Ownership: its Parent owns and controls (whether directly or indirectly) 100% of the issued and paid up share capital and voting rights of the German Seller;

(q)	Private Acts: The execution by it of each of the WABCO Transaction Documents to which it is party constitutes, and its exercise of its rights and performance of its obligations under each such WABCO Transaction Document will constitute, private and commercial acts done and performed for private and commercial purposes;

(r)	Immunity: it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the jurisdiction of its incorporation in relation to any WABCO Transaction Document;

(s)	Compliance with Laws: it carries on its business in accordance with all applicable laws and regulations where failure to do so might have a Material Adverse Effect;

(t)	Taxes: All required returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in default in the payment of any Taxes (save for Taxes contested in good faith), and no claim is being asserted with respect to any Taxes;

(u)	Jurisdiction/governing law: its irrevocable submission under the Master Definitions Agreement to the jurisdiction of the courts of France, its agreement that this Agreement is governed by the laws of Germany; and its agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of the jurisdiction of its incorporation; and

(v)	Recognition of Foreign Judgment: any judgment obtained in The Netherlands or Belgium in legal proceedings based on or in connection with the WABCO Transaction Documents will be recognised and enforced by the courts of the jurisdiction of its incorporation without re-examination or re- litigation of the matter thereby adjudicated.

13.2 Representations and Warranties of the Seller’s Agent

The Seller’s Agent hereby represents and warrants to the Purchaser as of the date hereof, and shall represent and warrant to the Purchaser on the Initial Offer Date and on each Offer Date thereafter, in the terms of its representations and warranties under Clauses 13.1(a) through 13.1(v) above, but excluding Clause 13.1(o), as if such representations and warranties were set out in this Clause 13.2 in their entirety, except that any references therein to the “German Seller” or the “German Servicer” shall be construed as references to the “Seller’s Agent” and any references therein to “Germany” shall be construed as references to “Belgium” for the purpose of this Clause 13.2.

13.3 Representations and Warranties relating to the Receivables

The German Seller hereby represents and warrants to the Purchaser as of the date hereof, and shall represent and warrant to the Purchaser on the Initial Offer Date and on each day until the Agreement Expiry Date, that:

(a)	Eligible and Relevant Receivables: each Offered Receivable exists and has been originated by the German Seller in its own name and for its own account and is an Eligible Receivable and a Relevant Receivable;

(b)	No Attachment: none of the Offered Receivables are or have been the subject of any prior transfer or assignment, or attachment (Pfändung) whatsoever (whether in whole or in part), nor of any security interest, lien or encumbrance or right in rem (dingliches Recht) whatsoever and there exists no impediment to its assignment or transfer in accordance with the WABCO Transaction Documents;

(c)	Accuracy of Information: the information provided in respect of each Offered Receivable in the Offer Letter, the Receivables List, the Daily Report and any related magnetic or electronic support is complete and accurate;

(d)	Good Title and Collection Authority: the German Seller holds, and has at all times held since the time of origination, full and unencumbered title to, and is and has been at all times since the time of origination the sole and unencumbered owner of, each Offered Receivable and none of the Offered Receivables have been assigned or sold by the German Seller to any person other than the Purchaser. In respect of any German Receivable, which is subject to any form of retention of title agreement (Eigentumsvorbehalt or Verarbeitungsvorbehalt) of a supplier of the German Seller, the German Seller is entitled to collect (einziehen) the relevant German Receivable;

(e)	Validity of Assignment:

(i)	the Offered Receivables are obligations which can be transferred by way of sale and assignment, such transfer is not subject to any contractual or legal restrictions, including, for the avoidance of doubt, any applicable data protection laws; and

(ii)	on completion of the sale of each Offered Receivable in accordance with this Agreement, the Purchaser will obtain full title to and ownership of such Offered Receivable free of any Security Interest (including, for the avoidance of doubt, any retention of title claims) and such Offered Receivable will not be available to the creditors of the German Seller in the event of its insolvency;

(f)	Applicable Terms and Conditions: each Offered Receivable is either subject to the German Seller’s terms and conditions of sale set out in Schedule 1Part A or, in the case of Offered Receivables owing by those Debtors identified in Schedule 1Part B, to the terms and conditions set out in Schedule 1Part B as may be amended from time to time (the Applicable Terms and Conditions);

(g)	Validity of Terms and Conditions: the terms governing each Offered Receivable are set out exclusively in the Applicable Terms and Conditions and the Applicable Terms and Conditions are legal, valid and binding and their provisions contain retention of title clauses;

(h)	Enforceability: each Offered Receivable constitutes legal, valid and binding obligations of the relevant Debtor and such obligations are enforceable in accordance with their respective terms;

(i)	No Termination or Defence: the Contract under which an Offered Receivable arises is not and will not be subject to any right of rescission, set-off, counterclaim, deduction or withholding whatsoever or subject to any valid Security Interest or claim of any nature in favour of any other person or other defence;

(j)	General Policies and Procedures Manual:

(i)	it has complied in all material respects with the German Seller’s General Policies and Procedures Manual (in force at such time) in entering into the Contract under which the relevant Offered Receivable arises and in relation to the administration of each such Offered Receivable to the date on which it is purchased hereunder (which criteria have been consistently applied in the management of the business of the German Seller);

(ii)	the terms of the relevant Contract and the related Invoice require, and it has taken all reasonable steps to require, that each relevant Debtor makes payment of each relevant Offered Receivable to the Purchaser Collection Account; and

(iii)	all of the German Seller’s operations, records and systems relating to the Offered Receivables and the Purchased Receivables are maintained at the registered address of the German Seller, and are up-to-date and conform with applicable laws;

(k)	Obligations of the Purchaser: the Purchaser shall not have any obligation or liability in connection with any Purchased Receivable or the corresponding Contract and it cannot be required to perform any of the obligations whatsoever (including, but not limited to, any obligation of reimbursement in favour of the relevant Debtor) of the German Seller (or one of its agents) under the terms of the said Contract; and

(l)	Retention of Title: With respect to each Offered Receivable that is subject to a retention of title of a supplier of the German Seller the amount owed by the German Seller to its supplier under the relevant contract containing such retention of title clause is lower than the Purchase Price payable by the Purchaser to the German Seller hereunder with respect to such Offered Receivable.

13.4 The German Seller’s and the German Servicer’s Undertakings

The German Seller and the German Servicer hereby agrees and undertakes for the benefit of the Purchaser until the Agreement Expiry Date:

(a)	Provision of Financial Statements: that it shall until the Agreement Expiry Date deliver to the Purchaser as soon as the same become available, but in any event within 180 days after the end of each financial year, its most recently audited consolidated financial statements or non-consolidated financial statements, as the case may be, (including balance sheet, profit and loss and cash flow statements) and in each case the related auditor’s reports as are periodically published;

(b)	Litigation, arbitration and administrative proceedings: that it shall until the Agreement Expiry Date deliver to the Purchaser promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which, if adversely determined, might have a Material Adverse Effect, provided that no such disclosure shall be required in respect of the European Commission Investigation unless the Parent fails to comply with its disclosure obligations in respect thereof pursuant to the Guarantee and Subordination Agreement;

(c)	Solvency Certificate: that it shall (i) on the Closing Date and (ii) on half-yearly basis until the Agreement Expiry Date, deliver to the Purchaser an executed copy of a Solvency and Compliance Certificate in the form set out in Schedule 2 and dated the date of delivery;

(d)	Compliance: that it shall comply in all respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which, to the best of its knowledge, it may be subject;

(e)	Provision of Information: that it shall provide to the Purchaser any information, documents, records or reports relevant to an Offered Receivable, any Debtor, any Purchased Receivable, the German Seller, the German Servicer or the financial condition of any of them to which the Purchaser is reasonably and properly entitled under this Agreement;

(f)	Provision of Invoices: that it shall, upon request, provide to the Purchaser a copy of the Invoices relating to the Purchased Receivables;

(g)	Changes to General Policies and Procedures and Other Information: that it shall:

(i)	notify the Purchaser of any material change to its General Policies and Procedures Manual at least 30 days prior to implementation or within such other timeframe as may be agreed between the Purchaser and German Seller;

(ii)	not make any material change to its General Policies and Procedures Manual without the prior written consent of the Purchaser if the proposed change or amendment would be reasonably likely to adversely affect the collectability of the Purchased Receivables or decrease the credit quality of any newly created Purchased Receivables; and

(iii)	provide the Purchaser such other information (including non-financial information) as the Purchaser may from time to time reasonably request;

(h)	Records: that it shall keep and maintain Records to the order of the Purchaser on a Receivable by Receivable basis. The German Seller shall give the Purchaser prior written notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records. These Records and the German Seller’s corresponding systems shall include a capability which is acceptable to the Purchaser to recreate Records and data in respect of the Purchased Receivables in the event of their loss, damage or destruction. The information and records shall be adequate to permit the identification of each Purchased Receivable, and the daily identification of all Collections in respect of, and any losses in relation to, each Purchased Receivable;

(i)	Perform Contracts: that it shall, at its expense, in a timely and commercially reasonable manner, fully perform and comply with all provisions, covenants and other undertakings required to be observed by it under each Contract relating to the Purchased Receivables;

(j)	Compliance with General Policies and Procedures Manual: that it shall comply with the applicable General Policies and Procedures Manual with regard to all Purchased Receivables, the Ancillary Rights, any Collateral Security and the related Contract;

(k)	No Other Assignment: that it shall not sell, assign or otherwise dispose of, create or suffer to exist any Security Interest upon or with respect to any goods the subject of any Purchased Receivable, any Purchased Receivables, or related Contract, Ancillary Rights or Collateral Security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing;

(l)	No waiver, etc.: that it shall not in any way extend, amend or otherwise modify the payment or any other material terms of any Purchased Receivable, the Applicable Terms and Conditions or of any Contract related thereto except in its capacity as German Servicer and in that case only with the prior written consent of the Purchaser;

(m)	Assist Auditors: that it shall assist the Purchaser’s auditors and provide to them such information in relation to the Purchased Receivables, Collections and other matters in relation to this Agreement as they may reasonably request.

(n)	Credit Insurance Policies: that it shall

(i)	materially maintain its credit insurance policies as currently in force and subscribe and maintain such other credit insurance policies as may be imposed by law or which is customary or commercially reasonable in the German Seller’s business, and to comply with its contractual obligations under those credit insurance policies;

(ii)	inform the Purchaser prior to the expiry, or proposed modification of the terms, of the Insurance Policy (as defined in the Insurance Servicing Agreement) and any other credit insurance policy to which it is party or from which it benefits; and

(iii)	not amend the terms of the Insurance Policy without the prior written consent of the Purchaser, such consent not to be unreasonably withheld;

(o)	Notification of Early Amortisation Event: that it shall notify the Purchaser immediately upon being notified of or becoming aware of the occurrence of any Early Amortisation Event or Potential Early Amortisation Event;

(p)	Consents: that it shall obtain and maintain all authorisations, approvals, consents, agreements, licences, exemptions and registrations and to make all filings or obtain all documents, including (without limitation) in relation to the protection of personal data, needed at any time for the purposes of:

(i)	the entry into and performance of the WABCO Transaction Documents to which it is a party; and

(ii)	owning its assets and carrying on its business;

(q)	Tax Payments: that it shall pay all applicable Taxes and make all relevant returns in respect of any Taxes in relation to the goods and services supplied under the Contracts which originate the Purchased Receivables;

(r)	Further Assurance: that from time to time it will, at its own cost, at the request of the Purchaser, promptly execute and deliver all instruments and documents, and take all further action as the Purchaser may reasonably request in order to perfect, protect or more fully evidence the Purchaser’s interest in the Purchased Receivables, Ancillary Rights and Collateral Security and any proceeds thereof including, if requested, promptly giving notice to the relevant Debtors of the sale of the Purchased Receivables to the Purchaser;

(s)	Appropriation of Payments: if a person owing a payment obligation in respect of a Purchased Receivable makes a general payment to the German Seller on account both of a Purchased Receivable and of any other moneys due for any reason whatsoever to the German Seller and makes no apportionment between them then such payment shall be treated as though the person had appropriated it first to the Purchased Receivable and the proceeds of or comprised in such payment up to the full amount due or to become due in respect of the Purchased Receivable shall accordingly be the property of the Purchaser and the German Seller shall treat that amount as a Collection;

(t)	Delivery of Contracts: that it shall at its own cost and expense:

(i)	deliver to the Purchaser or any servicer appointed by the Purchaser, if different from the German Seller, for the benefit and in the name of the Purchaser, within five (5) Business Days after having received a written request by the Purchaser or such servicer, the originals of all Contracts and Invoices relating to each of the Purchased Receivables; and

(ii)	keep an up-to-date copy of the contents of each Contract and Invoice relating to each Purchased Receivable and provide such copy to the Purchaser or to any person nominated by it as soon as practicably in order to allow the Purchaser to verify the compliance of any Offered Receivable or Purchased Receivable with the relevant criteria, or enable the Purchaser to enforce its rights in respect of any Purchased Receivables;

(u)	Access: that it shall at all times, upon receipt of prior reasonable written notice, permit the Purchaser (or its auditors or duly authorised officers, employees or agents):

(i)	access at all reasonable times during normal business hours to verify, audit, inspect and copy all Records and verify all information systems maintained by it relating to the Purchased Receivables; and

(ii)	to take such other steps as they from time to time reasonably think fit for the purpose of verifying or obtaining information concerning any of the Purchased Receivables and to discuss matters relating to the Purchased Receivables with the auditors of the German Seller or any of the officers, employees or agents of the German Seller which have knowledge of such matters;

(v)	Audit: that it shall, upon the Purchaser’s reasonable written request, arrange within five (5) Business Days, at the German Seller’s cost, for an audit (by a qualified independent expert satisfactory to the Purchaser) of the Relevant Receivables originated by it and the collection procedures applying in relation to such Relevant Receivables;

(w)	No Action: that it shall not take any initiative or action in respect of the Purchased Receivables, the Contracts, the sale terms and conditions usually accepted and generally used in respect of the relevant type of business or the delivery of goods or works and/or provision of services that could affect the validity or the recoverability of the Purchased Receivables in whole or in part, or which could harm, in any other way, the interest of the Purchaser in the Purchased Receivables or in the corresponding rights, except if and where expressly permitted by the WABCO Transaction Documents or the German Seller’s General Policies and Procedures Manual;

(x)	Insurance: that it shall insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business as it normally insure and comply with any requirements as to insurance in place arising out of its capacity as collection agent for the Purchaser in respect of the Purchased Receivables transferred by it;

(y)	Maintenance of status: that it shall do all such things as are necessary to maintain its corporate existence and ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions;

(z)	Receivables List and Daily Reports: that it shall procure that all information and particulars relating to Receivables appearing in each Receivables List or Daily Report delivered by it is accurate and complete and does not omit any information and particulars which would result in any Receivables List or Daily Report being misleading (and shall promptly notify the Purchaser upon it becoming aware that this is not in any instance the case);

(aa)	Rating Agencies: that it shall promptly comply with the requirements of the Rating Agencies (as notified by the Purchaser to the Depositor) with regard to the Purchased Receivables (including, without limitation, any requirements of the Rating Agencies relating to amendments to the WABCO Transaction Documents or the provision of further information relating to it or legal opinions);

(bb)	Conduct of Business: that it shall not conduct its business in a way that might materially adversely affect the collectability of the Purchased Receivables or otherwise have a Material Adverse Effect;

(cc)	No Requests for Formalities: that it shall refrain from requesting the Purchaser to perform any act or formality of any nature in relation to the Purchased Receivables other than those expressly provided for under this Agreement;

(dd)	Change of business: except with the prior written consent of the Purchaser, that it shall not engage in any material line of business which is substantially different from the lines of business carried on by it as at the date of this Agreement;

(ee)	Mergers, disposals and acquisitions: that it shall not enter into any amalgamation or merger with an entity other than the Parent or a Subsidiary of the Parent, having a balance sheet exceeding Euro 50,000,000, or its equivalent in another currency, or similar transaction relating to assets exceeding Euro 50,000,000, or its equivalent in another currency, without the prior written consent of the Purchaser which shall not be unreasonably withheld;

(ff)	No Dispositions: that it shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant, lease or otherwise dispose of any asset or enter into any demerger or reconstruction to or with any person other than the Parent or a Subsidiary of the Parent, if to do so could reasonably be considered likely to have a Material Adverse Effect;

(gg)	No Acquisitions: that it shall not purchase all or part of the assets of any individual, undertaking or company of an amount exceeding Euro 50,000,000, or its equivalent in another currency, except those belonging to another entity of the Group, without the prior written consent of the Purchaser which shall not be unreasonably withheld;

(hh)	Negative Pledge: that it shall not enter into any agreement or document or may perform any other act (whether by omission or otherwise), matter or thing, whether or not known to the Purchaser, which would, in the reasonable opinion of the Purchaser, operate to reduce, release or prejudice any of the rights and entitlements created or to be created for the benefit of the Purchaser under any of the WABCO Transaction Documents;

(ii)	Servicing Covenants: that it shall, in its capacity as German Servicer:

(i)	act prudently, reasonably and diligently and do all things necessary and take all reasonable steps as are within its powers and/or may be required:

(A)	in the timely enforcement or recovery of any and all amounts due under each Purchased Receivable; and

(B)	to ensure that all Ancillary Rights and any Collateral Security remain legal, valid, binding and enforceable and are exercised in a timely fashion;

(ii)	oppose, defend, co-defend or co-operate in any claim (threatened, pending or otherwise) any third party makes against it, the Purchaser or with respect to a Purchased Receivable, an Ancillary Right or Collateral Security in any court, arbitral, tribunal or public or administrative body or otherwise;

(iii)	take all reasonable steps promptly to cause any attachment (Pfändung) or any other enforcement measure levied or applied for against any Purchased Receivable to be released or withdrawn to the satisfaction of the Purchaser;

(iv)	forthwith inform the Purchaser of all security interests, rights, claims, privileges and other benefits attached to a Purchased Receivable;

(v)	notify the Purchaser forthwith of any inaccuracy, misstatement or omission in representations and warranties made in respect of any Offered Receivables or the Purchased Receivables;

(vi)	where a Purchased Receivable is evidenced by a negotiable instrument, not endorse, deliver, release or negotiate that instrument to, or in favour of, any person except the Purchaser;

(vii)	comply with any proper and lawful directions, orders and instructions which the Purchaser may from time to time give to it in connection with the performance of its obligations under this Agreement, but only to the extent that compliance with those directions does not conflict with any provision of this Agreement;

(viii)	obtain and maintain all authorisations, approvals, consents, agreements, licences, exemptions and registrations and make all filings or obtain all documents, including (without limitation) in relation to the protection of personal data, needed at any time for the purposes of:

(A)	the entry into and performance of the WABCO Transaction Documents to which it is a party; and

(B)	owning its assets and carrying on its business;

(ix)	promptly notify the Purchaser if it becomes aware that legal proceedings are initiated or contemplated against the Purchaser or in relation to any Purchased Receivable;

(x)	promptly notify the Purchaser if legal proceedings are initiated against itself which might adversely affect the Purchaser’s ownership of, and rights, title, benefit and interest in, to and under, such Purchased Receivables, the Ancillary Rights, the Collateral Security and the Collections or any of the other rights acquired the Purchaser under this Agreement; and

(xi)	keep all Tax records required by law in respect of the Purchased Receivables, including for the purposes of Value Added Tax.

14. RELIANCE

14.1 Reliance on Representations, Warranties and Covenants

The German Seller and the Seller’s Agent acknowledge that:

(a)	the representations and warranties set out in Clauses 13.1, 13.2 and 13.3, and the covenants contained in Clause 13.4 are made with a view to inducing the Purchaser to enter into this Agreement and the transactions contemplated hereby and have caused and will cause the Purchaser to take other actions and enter into arrangements with other persons in relation to the WABCO Transaction Documents and the Purchaser will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by it; and

(b)	none of the Purchaser or any other person referred to in Clause 14.1(a) has made or will be obliged to make inquiries of or in respect of (i) any Debtor in respect of any Offered Receivable or Purchased Receivable (ii) any Contract or other documents in respect of any Offered Receivable or Purchased Receivable; (iii) the Face Amount in respect of Purchased Receivable; (iv) the creditworthiness or suitability of any Debtor, or any other party to any arrangement or agreement relating to any Offered Receivable or Purchased Receivable.

14.2 Survival

The representations, warranties and covenants set out in Clause 13 shall form part of the terms of the sale and purchase of each Purchased Receivable and accordingly such representations, warranties and covenants shall remain in full force and effect until the Agreement Expiry Date notwithstanding the completion of such purchase.

15. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the German Seller and the Seller’s Agent as of the date hereof:

(a)	Status: it is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and licensed as a credit institution under the Financial Supervision Act (Wet op het financieel toezicht) and having its registered office at Amstelplein 1, 1096 HA Amsterdam, The Netherlands registered with the Trade Register of the Chamber of Commerce at Amsterdam, The Netherlands under n° 33 196 218;

(b)	Powers and Authorisations: the documents which contain or establish its constitution include provisions which give it power and authority, and all necessary corporate authority has been obtained and action has been taken, for it to execute and deliver, and perform the transactions contemplated in, this Agreement and each other WABCO Transaction Document to which it is a party; and

(c)	Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which has not been duly and unconditionally obtained, made or taken is required in connection with its entry into, execution and delivery of, and the performance of its obligations under, this Agreement.

16. TERMINATION

16.1 This Agreement shall and unless terminated earlier with the agreement of all Parties, terminate on the Agreement Expiry Date.

16.2 Unless expressly agreed otherwise in writing by all Parties, the termination of this Agreement in accordance with Clause 16.1 shall not operate to discharge any Party of any liabilities, whether, present or future, actual or contingent, in respect of any representations or warranties made or repeated, or obligations that have been performed, or were to have been performed, or any events or circumstances that arose, prior to the Agreement Expiry Date or, if earlier, the termination date agreed by the Parties.

17. CHANGE IN CIRCUMSTANCES

17.1 If, as a result of:

(a)	the coming into effect after the date hereof, or any change after the date hereof in, any applicable law, regulation or regulatory requirement or any change after the date hereof in the interpretation or application of any thereof adversely affecting the Purchaser, and/or

(b)	the compliance by the Purchaser with any applicable directive, request or requirement coming into effect after the date hereof (whether or not having the force of law) of any central bank or any self-regulating organisation or any governmental, fiscal, monetary or other regulatory authority (including, without limitation, a directive, request or requirement which affects the manner in which the Purchaser is required to maintain capital resources having regard to its assets, liabilities, contingent liabilities or commitments):

(i)	the cost incurred by the Purchaser for the purchase of Offered Receivables or otherwise giving effect to this Agreement, is or will be increased; and/or

(ii)	any sum received or receivable by the Purchaser under this Agreement is or will be reduced; and/or

(iii)	the Purchaser becomes liable to make any payment on account of Tax or otherwise or is compelled or obliged to forego any interest or other return, on or calculated by reference to the amount of the Purchased Receivables, then the Purchaser shall inform the German Seller of such circumstance(s), as soon as possible upon becoming aware of such circumstance(s), and shall be entitled to claim from the German Seller an indemnity by delivering to the German Seller a certificate specifying the amount of such indemnity on the basis of detailed calculations and specifying the detailed reason(s) for such indemnity amount.

17.2 In the case of the occurrence of an event referred to in Clause 17.1, the Purchaser and German Seller shall in good faith use their best endeavours to avoid the effects of such event.

17.3 In the event that the Purchaser or relevant German Seller is not able to avoid the effects of any event referred to in Clause 17.1 on or before the expiry of a period of thirty (30) calendar days from the receipt of the relevant certificate referred to in Clause 17.1(b), the German Seller will have the choice to either:

(a)	bear, from such date of the coming into force of or the change in any of the events referred to in Clause 17.1 and for the entire duration of this Agreement, and pay on (i) the following Settlement Date, or (ii) in the case of an ongoing amount, on each Settlement Date, the entire amount of the indemnity (or indemnities) indicated in the certificate(s) referred to in Clause 17.1; or

(b)	refuse the solution referred to in sub-clause 17.3(a) above, in which case:

(i)	the German Seller shall pay on the following Settlement Date, the entire amount of such indemnity (or indemnities) indicated in the certificate(s) referred to in Clause 17.1; and

(ii)	an Early Amortisation Event shall be deemed to have occurred.

17.4 The provisions of this Clause 17 shall not apply to any increased cost attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of the Purchaser imposed in the jurisdiction in which it is incorporated.

18. STAMP DUTY AND TAXES

18.1 Without prejudice to the provisions of the other WABCO Transaction Documents the German Seller shall pay any stamp, documentary, transfer, excise, registration, filing and other similar duties, levies, fees or Taxes to which (i) any of the WABCO Transaction Documents or any related documents, (ii) any purchase of Offered Receivables by the Purchaser, (iii) any transaction contemplated under the WABCO Transaction Documents and the related documents including the assignment, release, resale or re-assignment of any Purchased Receivable, as the case may be, or (iv) the enforcement of the rights of the Purchaser may be subject or give rise and the German Seller shall fully indemnify the Purchaser, from and against any and all losses or liabilities which the Purchaser may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such duties, levies, fees or taxes.

18.2 The German Seller agrees that if (i) any taxing authority levies a Tax on any payment to be made by it pursuant to this Agreement to the Purchaser, or (ii) any such payment is subject to any deduction or withholding in respect of a Tax or otherwise (as a consequence of such payment being collected by or routed through the Seller’s Agent or otherwise), then the amount of the payment which the German Seller is required to make shall be grossed-up by an amount such that after deduction of the Tax so charged (or of the deduction or withholding to which the payment is subject) there shall be left a sum equal to the amount that would otherwise be payable under this Agreement, provided that nothing in this Clause 18.2 shall be construed as creating an obligation on the part of the German Seller to pay any additional amounts in respect of any Tax on the overall net income of the Purchaser. If any taxing authority levies a Tax on any payment to be made by the Purchaser under this Agreement or any such payment is subject to any deduction or withholding in respect of a Tax, the Purchaser shall not be obliged to gross-up any such payment following any such levy of Tax, deduction or withholding or pay any additional amounts to the German Seller in respect of such Tax.

18.3 If the German Seller pays any additional amount under Clause 18.1 or Clause 18.2 (an Additional Payment) and the Purchaser effectively obtains a refund of Tax or credit against Tax on its overall net income by reason of that Additional Payment or the increased payment of which that Additional Payment forms a part (a Tax Credit) then the Purchaser shall reimburse the German Seller such amount as it shall determine in its absolute discretion to be the proportion of such Tax Credit as will leave the Purchaser after that reimbursement, in no better or worse position than it would have been in if that Additional Payment had not been required, provided that, (i) the German Seller is not in default under any WABCO Transaction Document to which it is a party; (ii) the Purchaser is able to identify such Tax Credit as being attributable to such Additional Payment or the increased payment of which that Additional Payment forms a part; (iii) the Purchaser can do so without prejudicing its rights to obtain any other relief or allowance which may be available to it hereunder or otherwise, and (iv) without prejudicing the retention of such credit or remission on a consolidated basis.

18.4 Nothing contained in this Agreement shall oblige the Purchaser to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. The Purchaser shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. Without prejudice to the generality of the foregoing, the German Sellers shall not by virtue of this Clause 18, be entitled to enquire about the Purchaser’s tax affairs.

18.5 Any sum set out in this Agreement as payable, or otherwise payable pursuant to this Agreement by any Obligor to the Purchaser shall be deemed to be exclusive of any VAT which is or becomes chargeable (irrespective of whether the Obligor, or the Purchaser, is required to account for such VAT) on any supply or supplies for which that sum (or any part thereof) is the whole or part of the consideration for VAT purposes.

18.6 Any sum set out in this Agreement as payable, or otherwise payable pursuant to this Agreement by the Purchaser to any Obligor shall be inclusive of any VAT which is or becomes chargeable on any supply or supplies for which that sum (or any part thereof) is the whole or part of the consideration for VAT purposes, and where any rule of law or the practice of any relevant tax authority in any jurisdiction would deem or treat the consideration for such supply to be other than the sum shown in this Agreement, that rule shall to the extent legally possible, not apply to affect the amount of such sum payable pursuant to this Agreement.

18.7 Where:

(a)	the Purchaser makes a supply to an Obligor for VAT purposes pursuant to this Agreement;

(b)	the sum which is the consideration (in whole or in part) for that supply is (or, if the consideration for that supply were in cash, would be) deemed to be exclusive of VAT in accordance with this clause; and

(c)	the Purchaser is required to account to any relevant tax authority for any VAT chargeable on that supply,

the relevant Obligor shall pay to the Purchaser an additional amount equal to that VAT, and the Purchaser shall provide the relevant Obligor with a valid VAT invoice in respect of that supply.

18.8 In relation to any supply by an Obligor to the Purchaser that is chargeable to VAT, where the Purchaser is obliged to account to any relevant tax authority for such VAT, the consideration for such supply shall be reduced to such amount as, with the addition thereto of the VAT chargeable on such supply, equals the original amount payable by the Purchaser.

18.9 The German Seller shall indemnify and keep indemnified in full on demand and on an after-tax basis the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses properly and reasonably incurred), and without any deduction or withholding whatsoever incurred or suffered by the Purchaser in connection with any breach by the German Seller or the German Servicer of the terms of this Agreement, or the performance of its obligations under this Agreement, or attributable to the negligence (Fahrlässigkeit) or wilful default (Vorsatz) of the German Seller or the German Servicer (or a sub-servicer) whether arising in contract or otherwise.

18.10 The German Seller shall indemnify and keep indemnified, the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) incurred or otherwise suffered in connection with any claim or counterclaim or action of whatsoever nature made by a Debtor or any third party arising out of or in connection with a Contract under which a Purchased Receivable originates or any product(s) or service(s) which are the subject of such a Contract or Purchased Receivable (including any claim or counterclaim of a customer or third party in respect of product liability, property damage, personal injury, consequential loss or other similar claim).

19. POWER OF ATTORNEY

The German Seller shall provide the Purchaser, upon request, with any appropriate power of attorney, if necessary, in order to better protect the Purchaser’s interest in the Purchased Receivables, Ancillary Rights and Collateral Security.

20. WAIVERS, REMEDIES CUMULATIVE

20.1 No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any WABCO Transaction Documents to which it is a party or available at law shall impair such right, power, remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this Agreement or any WABCO Transaction Documents to which it is a party or at law shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement or any WABCO Transaction Documents to which it is a party or at law.

20.2 The rights of any Party shall not be capable of being waived otherwise than by an express waiver in writing.

20.3 The rights, powers and remedies of any Party provided in this Agreement and any other WABCO Transaction Documents to which it is a party are cumulative and may be exercised as often as they are considered appropriate and are in addition to any rights and remedies provided by law.

21. MODIFICATION

No amendment, modification or variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties to this Agreement.

22. ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of the agreements contained herein.

23. MISCELLANEOUS

23.1 Unless expressly provided for to the contrary, all references made in this Agreement to a currency shall be a reference to Euro and any payments to be made to or from any Party shall be made in Euro.

23.2 Invalidity and Severability

Without prejudice to any other provision of this Agreement, if one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, such invalidity, illegality or unenforceability in such jurisdiction, shall not, to the fullest extent permitted by the applicable law, render invalid, illegal or unenforceable any other provisions of this Agreement or the affected provisions in any other jurisdiction or with respect to any other Party or Parties to this Agreement. The Parties agree to negotiate in good faith to replace the affected provision, or portions of the said provision, with other valid and effective provisions having substantially the same effect, having regard to the subject matter and purpose of this Agreement. To the extent permitted by all applicable laws and regulations, each Party to this Agreement hereby waives any provision of laws and regulations which would render any provision of this Agreement unlawful or unenforceable in any respect. The foregoing shall apply mutatis mutandis to any gaps (Vertragslücken) in this Agreement.

23.3 Notices

(a)	Language

Any notice given in connection with this Agreement must be in English. Any other document provided in connection with this Agreement must be in English or accompanied by a certified English translation.

(b)	Text Form

Any communication (including, but not limited to consents or waivers) in connection with this Agreement, unless otherwise stated herein, shall be in writing or text form within the meaning of Section 126b of the German Civil Code (including any e-mail correspondence clearly referring to each other) and, unless otherwise stated, may be given in person, by post, facsimile or e-mail.

23.4 Assignment of Claims

Neither the German Seller nor the Seller’s Agent shall be entitled to transfer any of their claims arising under this Agreement without the Purchaser’s prior written consent.

23.5 Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

24. GOVERNING LAW AND JURISDICTION

24.1 Governing Law

This Agreement (including any defined terms used or referenced herein) and any non-contractual obligations arising in connection therewith shall be governed by and construed in accordance with German law. For the avoidance of doubt, notwithstanding Clause 1.1 above, Clause 5 (Governing Law and Jurisdiction) of the Master Definitions Agreement will not be applicable to this Agreement or to the interpretation of defined terms used in this Agreement.

24.2 Jurisdiction

Each Party agrees that the courts of Frankfurt am Main shall have exclusive jurisdiction for any and all disputes arising under or in connection with this Agreement and the Master Definitions Agreement to the extent that it is incorporated into this Agreement.

Signing Page Follows

Made in Paris, on 23 September 2009

SIGNED by its duly authorised attorneys,	)
for and on behalf	)
WABCO FAHRZEUGSYSTEME GmbH	)
)
Attorney	)
)
Attorney	)

SIGNED by its duly authorised attorneys,	)
for and on behalf of	)
WABCO FINANCIAL SERVICES SPRL	)
)
Attorney	)
)
Attorney	)

SIGNED by its duly authorised attorneys,	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE BANK	)
NEDERLAND N.V.	)
)
Attorney	)

SCHEDULE 1

Part A - Form of German Seller’s Terms and Conditions

[Binding German version]

ALLGEMEINE VERKAUFS- UND LIEFERBEDINGUNGEN

(Stand März 2007)

Gültigkeitsbereich Bundesrepublik Deutschland

1. GRUNDLAGEN

1.1 Diese Allgemeinen Verkaufs- und Lieferbedingungen (nachfolgend „WABCO-AGB“ genannt) gelten nur gegenüber Unternehmern (natürlichen oder juristischen Personen oder rechtsfähigen Personengesellschaften, die bei Abschluss eines Rechtsgeschäfts in Ausübung ihrer gewerblichen oder selbständigen beruflichen Tätigkeit handeln, § 14 BGB), juristischen Personen des öffentlichen Rechts oder öffentlich-rechtlichen Sondervermögen.

1.2 Unsere Angebote sind freibleibend. Ein Kauf- oder Liefervertrag kommt erst durch unsere Annahmeerklärung zustande.

1.3 Unsere WABCO-AGB sind Bestandteil jedes einzelnen Kauf- oder Liefervertrages, den wir abschließen, bzw. jedes Angebots, jeder Annahmeerklärung oder Auftragsbestätigung. Änderungen und Ergänzungen der WABCO-AGB sind nur nach ausdrücklicher schriftlicher Bestätigung wirksam.

1.4 Die WABCO-AGB gelten ausschließlich, soweit sie nicht durch ausdrückliche schriftliche Vereinbarung zwischen den Parteien abgeändert werden. Jeglichen den WABCO-AGB inhaltlich entgegenstehenden Bedingungswerken oder anderen inhaltlich anderslautenden Bestimmungen der jeweils anderen Vertragspartei wird bereits hiermit widersprochen; derartige Bedingungswerke oder Bestimmungen werden uns gegenüber nur wirksam, wenn wir diesen schriftlich zustimmen.

1.5 Menge, Qualität und Beschreibung sowie etwaige Spezifizierung der Ware entsprechen unserem Angebot (wenn es vom Käufer angenommen wird) oder der Bestellung des Käufers (wenn diese von uns angenommen wird). Hinsichtlich der Ge-nauigkeit der Bestellung trägt grundsätzlich der Käufer die Verantwortung. Darüber hinaus ist der Käufer dafür verantwortlich, uns jegliche erforderliche Informationen bezüglich der bestellten Ware innerhalb angemessener Zeit zukommen zu lassen, damit die Bestellung vertragsgemäß ausgeführt werden kann.

2. PREISE

2.1 Preise gelten für Lieferungen ab Werk oder Lager ausschließlich Verpackung. Die Verpackung wird zum Selbstkostenpreis berechnet und nicht zurückgenommen. Soweit wir bereit sind, die Ware an anderen Orten als den Sitz des Käufers auszuliefern, hat der Käufer die Kosten für Transport, Verpackung und Versicherung zu tragen.

2.2 Sämtliche Preise verstehen sich in EURO zuzüglich Mehrwertsteuer in der jeweiligen gesetzlichen Höhe.

2.3 Wir behalten uns das Recht vor, nach rechtzeitiger Benachrichtigung des Käufers und vor Ausführung der Auslieferung der Ware, den Warenpreis in der Weise anzuheben, wie es aufgrund der allgemeinen außerhalb unserer Kontrolle stehenden Preisentwicklung (wie etwa Wechselkursschwankungen, Währungsregularien, Zolländerungen, deutlicher Anstieg von Material- und Herstellungskosten) erforderlich oder aufgrund der Änderung von Lieferanten nötig ist.

3. LIEFERUNG UND GEFAHRÜBERGANG

3.1 Angaben über Lieferzeiten beziehen sich auf den Abgang der Waren ab WABCO-Werk und sind stets unverbindlich, es sei denn, wir haben mit dem Käufer ausdrücklich etwas anderes vereinbart.

3.2 Höhere Gewalt, Arbeitskämpfe und sonstige von uns nicht verschuldete Ereignisse, soweit sie auf die Fertigstellung und Lieferung des Liefergegenstandes von Einfluss sind, berechtigen uns, die Lieferfrist angemessen zu verlängern. Dies gilt auch, wenn die vorerwähnten Ereignisse zu einem Zeitpunkt eintreten, in welchem wir uns im Verzug befinden.

3.3 Befinden wir uns in Lieferverzug, so hat der Käufer das Recht, nach Verstreichen einer angemessenen Nachfrist vom Vertrage zurückzutreten.

3.4 Die Gefahr geht spätestens mit der Absendung des Liefergegenstandes auf den Käufer über, und zwar auch dann, wenn Teillieferungen erfolgen oder wenn wir noch andere Leistungen, z. B. die Lieferung frei Haus oder die Versendungskosten übernommen haben.

3.5 Teillieferungen sind zulässig.

4. ZAHLUNG

4.1 Zahlungen sind innerhalb von 30 Tagen ab Rechnungsdatum ohne jeden Abzug frei an die von uns benannte Zahlstelle zu leisten; maßgebend ist das Datum des Zahlungseingangs.

4.2 Falls der Käufer seiner Zahlungspflicht am Fälligkeitstag nicht nachkommt, dürfen wir - ohne Aufgabe etwaiger weiterer uns zustehender Rechte und Ansprüche -nach unserer Wahl:

4.3 - weitere Lieferungen an den Käufer aussetzen; oder - den Käufer mit Zinsen auf den nicht bezahlten Betrag belasten, die sich auf 8 % p. a. über dem Basiszinssatz belaufen, bis endgültig und vollständig gezahlt worden ist; oder

- von dem Vertrag zurücktreten, wenn der Käufer auch innerhalb einer angemessenen Nachfrist seiner Zahlungspflicht nicht nachgekommen ist oder eine solche Nachfrist entbehrlich sein sollte.

4.4 Zahlungen sollen möglichst nur durch Banküberweisung erfolgen. Die Hereinnahme von Wechseln oder Schecks bedarf unserer Zustimmung. Wechsel- und Scheckzahlungen werden nicht als Erfüllung der Zahlungspflicht anerkannt. Lieferungen in das Ausland sind von der Eröffnung eines unwiderruflichen/bestä-tigten Akkreditivs bei der Bank des Käufers (oder einer für uns akzeptablen anderen Bank) abhängig. Die Akkreditiveröffnung ist in Übereinstimmung mit den Allgemeinen Richtlinien und Bräuchen für Dokumentenakkreditive, Revision 1993, ICC-Publikation Nr. 500, vorzunehmen.

4.5 Wir sind berechtigt, per Nachnahme zu liefern.

4.6 Verschlechtert sich die Zahlungsfähigkeit des Käufers nach Vertragsabschluss oder wird uns nachträglich bekannt, dass gegen die Zahlungsfähigkeit des Käufers Bedenken bestehen, so können wir bei allen in Abwicklung befindlichen Geschäften Vorauszahlungen oder Sicherheitsleistung verlangen. Befindet sich der Käufer im Zahlungsverzug, so werden sämtliche gegen den Käufern bestehenden Zahlungsansprüche - auch die gestundeten - zur sofortigen Zahlung fällig. Darüber hinausgehende gesetzliche Ansprüche bleiben unberührt.

4.7 Die Zurückhaltung von Zahlungen oder die Aufrechnung mit etwaigen Gegenansprüchen durch den Käufer ist nur statthaft, wenn die Gegenansprüche unbestritten oder rechtskräftig festgestellt worden sind.

5. EIGENTUMSVORBEHALT

5.1 Wir behalten uns das Eigentum an sämtlichen von uns gelieferten Waren bis zur restlosen Bezahlung vor.

5.2 Der Käufer darf vor restloser Bezahlung den Liefergegenstand weder verpfänden noch zur Sicherung übereignen. Bei Pfändungen oder sonstigen Eingriffen Dritter sind wir unverzüglich schriftlich zu benachrichtigen, damit wir Klage gemäß § 771 ZPO erheben können. Soweit der Käufer dieser Pflicht nicht nachkommt, haftet er für den entstandenen Schaden.

5.3 Der Käufer ist berechtigt, den Liefergegenstand im ordentlichen Geschäftsgang weiterzuverkaufen. Der Käufer tritt uns bereits jetzt alle Forderungen in Höhe des Rechnungswertes der Vorbehaltsware ab, die dem Käufer aus der Weiterveräußerung gegen dessen Abnehmer oder gegen Dritte erwachsen. Zur Einziehung dieser Forderungen ist der Käufer auch nach der Abtretung ermächtigt, solange er sich vertragstreu verhält und keine Zahlungsunfähigkeit vorliegt. Unsere Befugnis, die Forderungen selbst einzuziehen, bleibt davon unberührt. Wir verpflichten uns, die Forderungen nicht einzuziehen, solange der Käufer uns gegenüber seinen Zahlungsverpflichtungen ordnungsgemäß nachkommt und keine Zahlungsunfähigkeit vorliegt; Wir können andernfalls verlangen, dass der Käufer uns die abgetretenen Forderungen und deren Schuldner bekannt gibt, alle zum Einzug erforderlichen Angaben macht, die dazugehörigen Unterlagen aushändigt und den Schuldnern die Abtretung mitteilt.

5.4 Bei Verarbeitung oder Umbildung von Vorbehaltswaren auch zusammen mit anderen, nicht uns gehörenden Gegenständen erwerben wir das Miteigentum an der neuen Sache im Verhältnis ihres Rechnungswertes zum Wert der neuen Sache zur Zeit der Verarbeitung. Der Käufer verwahrt die unserem Miteigentum unterliegenden Gegenstände unentgeltlich.

5.5 Übersteigt der Wert der für uns bestehenden Sicherheiten die zu sichernden Forderungen insgesamt um mehr als 20 Prozent, so sind wir auf Wunsch des Käufers insoweit zur Freigabe verpflichtet. Die Auswahl der freizugebenden Sicherheiten treffen wir.

6. HAFTUNG

6.1 Für Mängel des Kaufgegenstandes haften wir unter Ausschluss weiterer Ansprüche wie folgt:

6.2 Die Sachmängelhaftung für WABCO-Originalteile beträgt 24 Monate ab Gefahrübergang (Ziff. 3.4).

6.3 Die Ansprüche auf Mängelbeseitigung des Käufers sind vorrangig auf einen Nacherfüllungsanspruch, d.h. Nachbesserungs- oder Ersatzlieferungsanspruch, beschränkt. Wir haben das Wahlrecht zur Nachbesserung oder Ersatzlieferung. Ausgetauschte Teile gehen in unser Eigentum über. Bei Fehlschlagen der Nach-besserung oder Ersatzlieferung kann der Käufer nach seiner Wahl Minderung verlangen oder vom Vertrag zurücktreten.

6.4 Für Schäden haften wir nur, soweit die Haftung auf Vorsatz oder grober Fahrlässigkeit, einschließlich des Vorsatzes oder der groben Fahrlässigkeit der gesetzlichen Vertreter oder unseren Erfüllungsgehilfen beruht. Die Haftung für einfache Fahrlässigkeit, einschließlich der leichten Fahrlässigkeit der gesetzlichen Vertreter oder unserer Erfüllungsgehilfen ist ausgeschlossen. Unsere Haftung für Schäden nach Maßgabe der gesetzlichen Bestimmungen wegen einer von uns abgegebenen Garantie oder der schuldhaften Verletzung einer unserer wesentlichen Vertragspflichten bleibt von den vorstehenden Haftungsausschlüssen ebenso unberührt wie die Haftung wegen schuldhafter Verletzung des Lebens, des Körpers oder der Gesundheit sowie nach dem Produkthaftungsgesetz und anderen zwingenden gesetzlichen Haftungstatbeständen.

6.5 Rügen wegen erkennbarer Mängel sowie Beanstandungen wegen unvollständiger oder unrichtiger Lieferung müssen mit genauer Begründung schriftlich und gemäß § 377 HGB geltend gemacht werden. Rügen wegen verdeckter Mängel müssen in der vorerwähnten Form und gemäß § 377 HGB geltend gemacht warden.

6.6 Wir haften nicht für Mängel, die auf nicht von uns zu vertretende Umstände zurückzuführen sind. Solche Umstände sind z.B. die Verletzung von Einbau- oder Bedienungsvorschriften, Wartungsfehler, ungeeignete oder unsachgemäße Verwen- dung, fehlerhafte oder nachlässige Behandlung, natürlicher Verschleiß sowie vom Käufer oder Dritten vorgenommene unsachgemäße Eingriffe in den Liefergegenstand.

6.7 Beanstandete Teile sind uns sorgfältig verpackt mit verschlossenen Anschlüssen einzusenden.

7. NUTZUNG VON SOFTWARE

7.1 Der Käufer erhält bei Erwerb von Geräten, zu deren Betrieb Software erforderlich ist, sowie bei Erwerb von Software als solcher ohne gesonderte Berechnung das Recht, die von uns gelieferte Software mit den von uns vorgesehenen Leistungsmerkmalen zu benutzen, allerdings nur zum Betrieb der von uns gelieferten oder vorgeschriebenen Geräte. Alle anderen Rechte an der Software bleiben bei uns. Der Käufer ist also insbesondere nicht berechtigt, die von uns stammende Software ohne unser vorheriges schriftliches Einverständnis in irgendeiner Form zu vervielfältigen oder einem nicht von uns dazu ermächtigten Dritten zugänglich zu machen, soweit er nicht den Kaufgegenstand an einen Dritten weiterveräußert und in diesem Zusammenhang dem Dritten die Nutzung der Software ermöglichen muss.

8. AUSTAUSCHBEDINGUNGEN

8.1 Wird uns für uns kostenfrei ein reparaturbedürftiges Gerät angeliefert, so kann der Käufer im Rahmen und zu den jeweiligen Bedingungen unseres Austauschprogramms ein Austauschgerät beziehen. Reparaturen an unseren Geräten werden von uns nicht durchgeführt.

8.2 Original-Austauschgeräte sind mit rotem Typenschild gekennzeichnet. Diese tragen als Endziffer der Gerätenummer üblicherweise eine “7”. Für die Original-Austauschgeräte gelten ebenfalls die WABCO-AGB.

9. WEITERE BESTIMMUNGEN

9.1 Wir sind berechtigt, die Ware zu verändern und zu verbessern, ohne den Käufer hiervon vorher informieren zu müssen, soweit Veränderungen oder Verbesserungen weder Form noch Funktion der Ware nachhaltig belasten oder verschlechtern.

9.2 Alle Verkaufsunterlagen, Spezifizierungen und Preislisten sind streng vertraulich zu behandeln und dürfen Dritten nicht zugänglich gemacht werden.

10. ANWENDBARES RECHT, ERFÜLLUNGSORT, GERICHTSSTAND

10.1 Es gilt ausschließlich das Recht der Bundesrepublik Deutschland. Das Übereinkommen der Vereinten Nationen über Verträge über den internationalen Warenkauf (CISG) und die Bestimmungen des Kollisionsrechtes, die die Anwendung eines anderen Rechts verlangen würden, finden keine Anwendung.

10.2 Erfüllungsort ist der Sitz des Rechnungsstellers.

10.3 Bei allen sich aus dem Vertragsverhältnis ergebenden Streitigkeiten sind wir, wenn der Käufer Kaufmann, eine juristische Person des öffentlichen Rechts oder ein öffentlich-rechtliches Sondervermögen ist, berechtigt, die Klage bei dem Gericht zu erheben, das für unseren Hauptsitz (Hannover) zuständig ist. Daneben haben wir das Recht, den Käufer auch an dem für seinen Sitz zuständigen Gericht zu verklagen oder an jedem anderen Gericht, das nach nationalem oder internationalem Recht zuständig sein kann.

[English Translation for Information Purposes]

11. BASIC TERMS AND CONDITIONS

11.1 These Standard Terms and Conditions of Sale and Delivery (hereinafter referred to as “WABCO-AGB”) only extend to contracts with business men (natural persons or legal entities or all forms of partnership entities with separate legal personality, which enter into the agreement in the course of their self-employed or independent business, § 14 German Civil Code (Bürgerliches Gesetzbuch)), public law entities or public law entities with special public funds.

11.2 Our quotations are subject to change without notice. The conclusion of any sale or delivery agreement is subject to our acknowledgement of order.

11.3 Our WABCO-AGB constitute an integral part of each sale or delivery we conclude, namely any offer, declaration of acceptance or acknowledgement of orders. Alterations and supplements to the WABCO-AGB require our express written acknowledgement in order to be legally valid.

11.4 Our WABCO-AGB shall exclusively apply, save as varied by express agreement accepted in writing by both parties. Any standard terms of business proposed by the Buyer and as regards the content conflicting to or different from the WABCO-AGB shall already hereby be objected to and will not be binding upon us unless assented in writing.

11.5 The quantity, quality and description of and any specification for the goods shall be those set out in our quotation (if accepted by the Buyer) or the Buyer’s order (if accepted by us). The Buyer shall as a matter of principle be responsible for insuring the accuracy of the terms of any order submitted by the Buyer. Apart from that, the Buyer shall be responsible for giving us any necessary information relating to the goods within a sufficient time to enable us to perform the contract in accordance with its terms.

12. PRICES

12.1 Our prices are for deliveries ex works or warehouse, excluding packaging. Packaging will be charged for at cost price, and will not be taken back. Where we agree to deliver the goods otherwise then at the Buyer’s premises, the Buyer shall be liable to pay our charges for transport, packaging and insurance.

12.2 All prices are stated in EURO plus the respective statutory value added tax.

12.3 We reserve the right, by giving notice to the Buyer at any time before delivery, to increase the price of the goods to reflect increase in the costs to us which is due to any factor beyond the control of us (such as foreign exchange fluctuation, currency regulation, alteration of duties, significant increase in the costs of materials or other cots of manufacture) or any change in delivery dates.

13. DELIVERY AND TRANSFER OF RISK

13.1 Unless otherwise specifically agreed with the Buyer, details on date and/or time of delivery are based on the departure of the ordered goods from the WABCO factory and are not binding.

13.2 To the extent that they have an impact on the production and delivery of the delivery item, acts of God, industrial disputes and other occurrences with no fault of WABCO involved shall entitle us to extend the delivery deadline appropriately. This shall also apply in the event that the aforementioned occurrences take place at a time at which we are in default.

13.3 In the event that we are in default the Buyer shall be entitled to withdraw from the supply and/or delivery agreement after expiry of a reasonable grace period.

13.4 The risk shall be transferred to the Buyer at latest on dispatch of the delivery item, even if partial deliveries are being made or if we have undertaken to provide other performances such as, for example, delivery free domicile or payment of transport/shipping costs.

13.5 Partial deliveries shall be permissible.

14. PAYMENT

14.1 Payments shall be made within 30 days of the date of invoice and without any deduction of any kind to a payment centre to be specified by our company; the date of receipt of payment shall be decisive.

14.2 If the Buyer fails to make any payment on the due date - without prejudice to any other rights or remedy available to us - we shall at our discretion be entitled to:

(a)	suspend any further deliveries to the Buyer; or

(b)	charge the Buyer interest on the amount unpaid, at the rate of 8 per cent per annum above Base Interest Rate until payment in full is made or

(c)	rescind from the contract, if the Buyer has not fulfilled his payment obligations within a reasonable additional grace period or if such grace period should be legally superfluous for specific reasons.

14.3 Payment shall preferably be effected by bank transfer. The acceptance of bills or cheques shall require our consent. No cheque or bill of exchange will be considered as fulfilment of the payment obligation. International deliveries shall be subject to the opening of a irrevocable/confirmed letter of credit by the Buyer’s bank (or any bank acceptable to us). Any letter of credit will be issued in accordance with the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC publication no. 500.

14.4 We shall be entitled to demand for cash on delivery.

14.5 We shall be entitled to demand advance payment or the furnishing of collateral in respect of all transactions currently in progress in the event that the Buyer’s ability to pay should diminish after conclusion of contract or if it should subsequently come to our attention that there are doubts as to the Buyer’s liquidity. If the Buyer is in arrears ,any and all payments he owes to us - including those which have been deferred - shall become immediately payable. Other legal claims over and beyond this shall remain unaffected.

14.6 The Buyer may only withhold payments or offset against any counterclaims if such counterclaims have been legally established or are indisputed.

15. RESERVATION OF OWNERSHIP

15.1 We reserve the ownership of any and all goods we deliver until they have been paid for in full.

15.2 Before having paid for it in full, the Buyer may neither pledge nor assign the delivery item as security. The Buyer shall inform us in writing without delay in the event of seizure or any other such action on the part of third parties in order to enable us to seek a court injunction in accordance with § 771 of the German Code of Civil Procedure. If the Buyer fails to do so in due time he will be held liable for any damages caused.

15.3 The Buyer shall be entitled to resell the delivery item within the framework of proper business activity. The Buyer herewith and now assigns to us all receivables to the amount of the invoice value of the reserved goods which arise to him vis-à-vis the purchaser or third parties. Even after such assignment the Buyer shall remain authorised to collect such receivables provided he acts in accordance with the contract and is not subject to insolvency. Our entitlement to collect such receivables ourselves shall remain unaffected. We undertake to refrain from collecting such receivables provided that the Buyer meets his payment obligations to us in due form and is not subject to insolvency. If this is not the case we may then demand that the Buyer discloses to us the assigned claims and the related debtors, provides us with all details to enable collection, hands over the relevant documentation and notifies the debtors of this assignment.

15.4 If reserved goods are processed or altered, even together with other items that do not belong to us, then we shall be entitled to co-ownership of the new item according to the proportion of the invoice value of the reserved item vis-a-vis the value of the new item at the time of such processing or alteration. The Buyer shall store all items regarding which we have co-ownership for us at no cost.

15.5 If the value of the collateral provided to us should in total exceed the claims for which the collateral has been provided by more than 20 per cent then we shall be obliged to release collateral to such extent, if requested by the Buyer. It is our choice which collateral shall be released.

16. LIABILITY

To the exclusion of any further claims we shall be liable for defects in the supplied items as follows:

16.1 The warranty period for original WABCO parts is 24 months as from the passing of the risk (according to 3.4).

16.2 The right of removal of faults yielded to the Buyer is primary to the right of correction (in other words subsequent improvement or delivery of a substitute). We have the choice between subsequent improvement or subsequent delivery. Parts we replace shall pass into our possession. Should the subsequent improvement or substitute delivery fail, the Buyer may at his own choice demand reduction of the price or rescind from the contract.

16.3 We are only liable for damages resulting from our gross negligence or wilful misconduct of our legal representatives or our other vicarious agents (so called “Erfüllungsgehilfen”). Our liability for simple negligence, including the simple negligence of our legal representatives or other vicarious agents is expressly excluded.

16.4 Our liability for damages according to the applicable statutory law based on an express guarantee assumed by us or the culpable infringement of one of our essential contractual obligations (so called “wesentliche Vertragspflichten”) shall remain unaffected by the above mentioned limitations on our liability as does our liability based on the culpable injury to life and limb or physical health of a person, the German Produkthaftungsgesetz (German Product Liability Law) or other liability provisions mandatory under German law.

16.5 Complaints about recognisable defects as well as those concerning incomplete or incorrect deliveries shall be asserted well grounded in writing and in accordance with § 377 German Commercial Code (Handelsgesetzbuch). Complaints about hidden defects shall be asserted in the aforementioned form and in accordance with § 377 German Commercial Code (Handelsgesetzbuch).

16.6 Our warranty does not apply to defects which are attributable to circumstances for which we cannot be held liable. Such circumstances include, for example, non-compliance with installation and/or operating instructions, maintenance errors, inappropriate or improper use, incorrect or negligent handling, normal wear and tear as well as improper interference with the delivery item on the part of the Buyer or third parties.

16.7 Parts complained about are to be submitted to us carefully packed and with closed connections.

17. USE OF SOFTWARE

On his purchase of items requiring software for their operation or on his purchase of software as such, the Buyer is, without separate charge, granted the right to use the software provided by us with the capability characteristics provided for by us, but only for the operation of the items supplied or specified by us. All other rights pertaining to the software shall remain with us. This, for example, means that the Buyer is in particular not entitled to reproduce in any type or form software originating from us without our prior written consent or to make it available or accessible to any third parties not authorised accordingly by us, as long as the Buyer does not resell the item to a third party and in this context must enable the third party the use of the software.

18. CONDITIONS OF REPLACEMENT

18.1 If an appliance is returned to us without any cost to ourselves, the Buyer may then obtain a replacement appliance within the framework of and subject to the respective conditions of our replacement scheme. Repairs to our appliances are not be carried out by ourselves.

18.2 Original replacement appliances are marked with a red type plate. Such plates generally have a “7” as last digit of the appliance number. Original replacement appliances are subject to these WABCO-AGB.

19. MISCELLANEOUS CLAUSES

19.1 We reserve the right to improve or modify any of the products without prior notice, provided that such improvement or modification shall not effect the form and function of the product.

19.2 Any specification, sales literature, quotation etc. shall be strictly confidential and must not be made available to third parties.

20. APPLICABLE LAW, PLACE OF FULFILMENT, PLACE OF JURISDICTION

20.1 These terms and conditions are exclusively subject to the law of the Federal Republic of Germany, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG) and any conflict of law provisions that would require application of another law.

20.2 Place of fulfilment shall be the headquarters of the invoicing party.

20.3 In the case of any disputes arising from or in connection with the contractual relationship we shall - if the Buyer is a businessman, a public law entity or a public law entity with special public funds - be entitled to submit to the court responsible for our headquarters (Hanover). Additionally, we shall have the right to bring a claim before the court of the Buyer’s registered seat of business or at our discretion before any other court being competent according to any national or international law.

Part B - Form of Applicable Terms and Conditions

Daimler AG – Stuttgart (VAT N°: DE199481631)

[See overleaf]

Mercedes Benz Minibus GmbH – DORTMUND (VAT N°: DE 81 25 26 315)

[See overleaf]

MAN NUTZFAHRZEUGE AG – MUENCHEN (VAT N° DE811125281)

[See overleaf]

MAN Truck & Bus Deutschland GmbH – MÜNCHEN (VAT N° DE811125407)

[See overleaf]

SCHEDULE 2

FORM OF SOLVENCY AND COMPLIANCE CERTIFICATE

To:	Société Générale Bank Nederland N.V.

Amstelplein 1, 1096 HA Amsterdam, The Netherlands

[date]

Dear Sirs,

This solvency and compliance certificate (the Certificate) is delivered to you pursuant to Clause 7.1 of the German Receivables Purchase and Servicing Agreement. The definitions contained in the master definitions agreement entered into between, inter alia, you and us on or about the date hereof shall apply to this Certificate.

We, [—] and [—], both directors of WABCO Fahrzeugsysteme GmbH (the Company) and without personal liability, having duly considered the provisions of, inter alia:

(A)	Sections 15a, 17, 18 and 19 of the German Insolvency Code (Insolvenzordnung, InsO),

(B)	Sections 32 and 34(5) of the German Commercial Code (Handelsgesetzbuch, HGB),

(C)	Sections 60(1) no. 4 and no. 5 and 64 of the German Act Regarding Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG), and

(D)	Sections 283 et seqq. of the German Criminal Code (Strafgesetzbuch), Sections 331 et seqq. of the HGB, Sections 82(2) and 84 of the GmbHG and

(E)	any other applicable provisions in force in Germany as at the date hereof,

have, as at the date hereof, with respect to the Company determined that:

(a)	the Company is neither over-indebted (überschuldet) nor unable to pay its debt (zahlungsunfähig) nor is such an aforementioned situation imminent (keine drohende Zahlungsunfähigkeit) within the meaning of Sections 17, 18 and 19 of the InsO and will not become so as a consequence of entering into the WABCO Transaction Documents to which it is a party or performing of any of its obligations under the WABCO Transaction Documents to which it is a party;

(b)	no insolvency administrator (Insolvenzverwalter) or preliminary insolvency administrator (vorläufiger Insolvenzverwalter) and no administrator (Zwangsverwalter) has been appointed in relation to the Company;

(c)	no execution or other process issued on a judgement, decree or order of any court in favour of a creditor of the Company remains unsatisfied in whole or in part, which, if satisfied in whole, would result in the Company becoming unable to pay its debts as they fall due (zahlungsunfähig);

(d)	no enforcement proceedings – neither directed to single assets (Einzelvollstreckung), nor to the total of assets (Gesamtvollstreckung) of the Company – are in progress, announced, or expected;

(e)	no order has been made or resolution passed for the liquidation (Auflösung) of the Company;

(f)	no petition for the liquidation of the Company or insolvency petition or a petition for the making of an administration order has been presented;

(g)	the Company is not dissolved or extinguished nor is it subject to dissolution or extinguishment proceedings;

(h)	no corporate action has been taken or is pending, and no other steps have been taken and no legal proceedings have been commenced or are pending or have been rejected on the grounds of insufficiency of assets (Abweisung mangels Masse), to the best knowledge of the undersigned, are threatened for (i) its insolvency, suspension of payments, liquidation, dissolution, administration or reorganisation, or (ii) it to enter into any composition or arrangement with its creditors or (iii) the appointment of an insolvency administrator, preliminary insolvency administrator, administrator or similar officer in respect of it or any of its property, undertaking or assets. No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction. In addition, the Company and its shareholders comply and have complied with all relevant provisions of the GmbHG, including, but not limited to §§ 30 et seq. of the GmbHG;

(i)	we are not aware of any facts or circumstances which would lead us to believe that (i) the situations mentioned in Sub-clauses (a), (b) or (c) above would occur, or (ii) the Company’s operation would not continue (fortführen) for a period of at least 6 months from the date of this solvency certificate;

(j)	none of the WABCO Transaction Documents to which the Company is a party is an “unusual transaction” at undervalue since the value of the consideration to be received by the Company will not be significantly less than the value of the consideration provided by the Company under any such document; in addition, the value of the consideration for the sale of the Receivables is and will in all circumstances be fair and reasonable;

(k)	the sale by the Company of the Purchased Receivables pursuant to the German Receivables Purchase and Servicing Agreement is made by the Company, in good faith and for the purpose of carrying on its business, and there are reasonable ground for believing that such transfer will benefit the Company;

(l)	in selling the Relevant Receivables pursuant to the German Receivables Purchase and Servicing Agreement, the Company has no desire to give a preference to any person nor is it the purpose of the Company to put assets beyond the reach of any person who is making or may at some time make, a claim against the Company or of otherwise prejudicing the interests of such a person in relation to the claim which such person is making or may make; and

(m)	the Company has observed or performed all of its undertakings, and satisfied every condition, contained in the WABCO Transaction Documents to be observed, performed or satisfied by it, and we have no knowledge of any Early Amortisation Event or Potential Early Amortisation Event.

We give this Certificate on behalf of WABCO Fahrzeugsysteme GmbH.

Yours faithfully,

(print)

Director 1 (Geschäftsführer) of WABCO Fahrzeugsysteme GmbH

(print)

Director 2 (Geschäftsführer) of WABCO Fahrzeugsysteme GmbH

SCHEDULE 3

FORM OF REPURCHASE REQUEST

[German Seller’s letterhead]

[date]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.
Amstelplein 1, 1096 HA Amsterdam, The Netherlands
Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE
Attention:	[—]
Facsimile:	[—]
Email:	[—]

Dear Sirs,

Repurchase Request

We refer to Clause 12 (Option to Repurchase) of the German Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between us, WABCO Fahrzeugsysteme GmbH, as the German Seller, and you, Société Générale Bank Nederland N.V., as Purchaser, among others. Unless otherwise defined herein, capitalised terms used in this Repurchase Request shall have the meanings ascribed to them in the Agreement.

We request to repurchase from you the Purchased Receivables as more particularly set out in Annex A, in accordance with terms and subject to the conditions set out in Clause 12 (Option to Repurchase) of the Agreement. We understand and acknowledge that you shall be free to accept or reject this Repurchase Request.

Representations and Warranties:

We acknowledge that any repurchase of the Purchased Receivables by us that are the subject of this Repurchase Request shall be without the benefit of any representations and warranties by you.

Acceptance and Assignment:

If you accept, and provided that you countersign this Repurchase Request, on the relevant Settlement Date, we shall pay you [—] as the Repurchase Amount on such Settlement Date and upon such payment each Purchased Receivable identified in this Repurchase Request shall be assigned to us.

Yours faithfully,

WABCO Fahrzeugsysteme GmbH

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:

[print]

Attachments:

ANNEX A

RECEIVABLES LIST

[Note: The Receivables List should be in a form that permits Receivables to be identified at least according to the following criteria:

-	unique invoice number (Rechnungsnummer),

-	unique receivable identifier (Belegnummer),

-	date of invoice,

-	amount,

-	currency,

-	unique debtor identification number,

-	debtor name,

-	debtor address,

-	payment term,

-	booking date (Buchungsdatum).]

ANNEX B

ACCEPTANCE

Dear Sirs,

We acknowledge receipt of the above Repurchase Request, and in accordance with the terms and subject to the conditions of the Agreement confirm that Société Générale Bank Nederland N.V. hereby accepts your offer to repurchase and hereby agrees to re-assign to you, subject to payment of the Repurchase Amount, all of our right, title, interest and benefit, present and future, in and to all, but not less than all, of the Purchased Receivables identified in the above Repurchase Request [attached as Annex A thereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection therewith].

The retransfer of any Ancillary Rights and Collateral Security relating to the Purchased Receivables identified in the above Repurchase Request [attached as Annex A thereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection therewith] is subject to Clause 4.8(a)(ii) of the Agreement.

Yours faithfully,

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.

Represented by: [print]

SCHEDULE 4

FORM OF INITIAL OFFER LETTER

[German Seller’s letterhead]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.
Amstelplein 1, 1096 HA Amsterdam, The Netherlands
Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE
Attention:	[—]
Facsimile:	[—]
Email:	[—]

In [to be completed], on [to insert date of Initial Offer Date]

Dear Sirs,

Offer to Sell

We refer to Clause 2.1 of the German Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between, inter alia, us, WABCO Fahrzeugsysteme GmbH, as the German Seller, and you, Société Générale Bank Nederland N.V., as Purchaser. Unless otherwise defined herein, capitalised terms used in this Initial Offer Letter shall have the meanings ascribed to them in the Agreement.

We, WABCO Fahrzeugsysteme GmbH, hereby offer to sell to you all of our right, title, interest and benefit, present and future, in and to (but excluding, for the avoidance of doubt, any of our obligations under) all of the Receivables (including any Ancillary Rights and Collateral Security) identified in the Receivables List [attached as Annex A hereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection herewith].

Representations, Warranties and Undertakings:

This Initial Offer Letter constitutes an Offer to Sell and includes the following representations and warranties made by us on the Initial Offer Date:

(a)	each representation and warranty referred to in Clauses 13.1, 13.2 and 13.3 of the Agreement is true, complete, correct and accurate; and

(b)	each undertaking referred to in Clause 13.4 of the Agreement has been fully complied with by us.

We acknowledge that the representations and warranties set out in Clauses 13.1, 13.2 and 13.3 and the covenants contained in Clause 13.4 are made with a view to inducing the Purchaser to enter into the Agreement and this Offer to Sell and have caused and will cause the Purchaser to take other actions and enter into arrangements with other persons in relation to the WABCO Transaction Documents and the Purchaser will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by it.

Purchase Price

The Purchase Price payable by you shall be: EUR [—]

Yours faithfully,

WABCO Fahrzeugsysteme GmbH

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:	__________________________________

	__________________________________	[print]

ANNEX A

RECEIVABLES LIST

[Note: The Receivables List should be in a form that permits Receivables to be identified at least according to the following criteria:

-	unique invoice number (Rechnungsnummer),

-	unique receivable identifier (Belegnummer),

-	date of invoice,

-	amount,

-	currency,

-	unique debtor identification number,

-	debtor name,

-	debtor address,

-	payment term,

-	booking date (Buchungsdatum).]

SCHEDULE 5

FORM OF OFFER LETTER

[German Seller’s letterhead]

SOCIÉTÉ GÉNÉRALE BANK NEDERLAND N.V.
Amstelplein 1, 1096 HA Amsterdam, The Netherlands
Attention:	[—]
Facsimile:	[—]
Email:	[—]

Copy to:

SOCIÉTÉ GÉNÉRALE
Attention:	[—]
Facsimile:	[—]
Email:	[—]

In [to be completed], on [Offer Date to be inserted]

Dear Sirs,

Offer to Sell (No. [—])

We refer to Clause 2.2 of the German Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], and entered into between us, WABCO Fahrzeugsysteme GmbH, as the German Seller, and you, Société Générale Bank Nederland N.V., as Purchaser. Unless otherwise defined herein, capitalised terms used in this Offer Letter (No. [—]) shall have the meanings ascribed to them in the Agreement.

On the Offer Date identified below, we WABCO Fahrzeugsysteme GmbH hereby offer to sell and assign to you, as the Purchaser all of our right, title, interest and benefit, present and future, in and to (but excluding, for the avoidance of doubt, any of our obligations under) all of the Receivables (including any Ancillary Rights and Collateral Security) identified in the Receivables List [attached as Annex A hereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection herewith].

Offer Date

Offer Date: [—]

Representations, Warranties and Undertakings:

This Offer Letter constitutes an Offer to Sell and includes the following representations and warranties made by us on the Offer Date:

(a)	each representation and warranty referred to in Clauses 13.1, 13.2 and 13.3 of the Agreement is true, complete, correct and accurate; and

(b)	each undertaking referred to in Clause 13.4 of the Agreement has been fully complied with by us.

We acknowledge that the representations and warranties set out in Clauses 13.1, 13.2 and 13.3 and the covenants contained in Clause 13.4 are made with a view to inducing the Purchaser to enter into the Agreement and this Offer to Sell and have caused and will cause the Purchaser to take other actions and enter into arrangements with other persons in relation to the WABCO Transaction Documents and the Purchaser will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by it.

Purchase Price

The Purchase Price payable by you shall be: EUR [—]

Yours faithfully,

WABCO Fahrzeugsysteme GmbH

(by its lawful representative and agent authorised to act its behalf)

Wabco Financial Services SPRL

Represented by:	__________________________________

________________________________ [print]

ANNEX A

RECEIVABLES LIST

[Note: The Receivables List should be in a form that permits Receivables to be identified at least according to the following criteria:

-	unique invoice number (Rechnungsnummer),

-	unique receivable identifier (Belegnummer),

-	date of invoice,

-	amount,

-	currency,

-	unique debtor identification number,

-	debtor name,

-	debtor address,

-	payment term,

-	booking date (Buchungsdatum).]

SCHEDULE 6

ACCEPTANCE LETTER OF THE INITIAL OFFER LETTER

[SGBN’s letterhead]

To:	Wabco Financial Services SPRL
Chaussée de Wavre 1789
box 15, Brussels 1160
Belgium

	Attention of:	[—]
	Fax:	[—]

Copy to:	WABCO Fahrzeugsysteme GmbH
Lindener Hafen 21
30453 Hannover
Germany

	Attention of:	[—]
	Fax:	[—]

In [to be completed], on [date]

Dear Sirs,

Re: Acceptance Letter of the Initial Offer Letter

We refer to the German Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], entered into between WABCO Fahrzeugsysteme GmbH, (the German Seller), Wabco Financial Services SPRL, (the Sellers’ Agent) and Société Générale Bank Nederland N.V., (the Purchaser). Please note that, in this Acceptance Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

We acknowledge receipt of the Initial Offer Letter [with attached thereto] [and delivered in connection therewith] the relevant Receivables List, and herewith fully and unconditionally accept to purchase the Receivables listed in the Receivables list.

In accordance with the Agreement, we confirm that Société Générale Bank Nederland N.V., as Purchaser, shall discharge the Purchase Price identified in the Initial Offer Letter in respect of the Receivables listed in the Receivables List [attached as Annex A thereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection therewith] in accordance with Clause 6 of the Agreement.

Yours faithfully.

Société Générale Bank Nederland N.V.
Represented by: [—]

SCHEDULE 7

ACCEPTANCE LETTER OF THE OFFER LETTER

[SGBN letterhead]

To:	Wabco Financial Services SPRL
Chaussée de Wavre 1789
box 15, Brussels 1160
Belgium

	Attention of:	[—]
	Fax:	[—]

Copy to:	WABCO Fahrzeugsysteme GmbH
Lindener Hafen 21
30453 Hannover
Germany

	Attention of:	[—]
	Fax:	[—]

In [to be completed], on [date]

Dear Sirs,

Re: Acceptance Letter of the Offer Letter No. [—]

We refer to the German Receivables Purchase and Servicing Agreement (hereinafter the Agreement) dated [date], entered into between WABCO Fahrzeugsysteme GmbH, (the German Seller), Wabco Financial Services SPRL, (the Sellers’ Agent) and Société Générale Bank Nederland N.V., (the Purchaser). Please note that, in this Acceptance Letter, capitalised terms not defined herein shall have the same meaning attributed to them in the Agreement.

We acknowledge receipt of the Offer Letter No. [—] [with attached thereto] [and delivered in connection therewith] the relevant Receivables List, and herewith fully and unconditionally accept to purchase the Receivables listed in the Receivables list.

In accordance with the Agreement, we confirm that Société Générale Bank Nederland N.V., as Purchaser, shall discharge the Purchase Price identified in the Offer Letter No. [—] in respect of the Receivables listed in the relevant Receivables List [attached as Annex A thereto or, in the case of delivery by e-mail, contained in the e-mail sent in connection therewith] in accordance with Clause 6 of the Agreement.

Yours faithfully.

Société Générale Bank Nederland N.V.
Represented by: [—]

SCHEDULE 8

FORM OF NOTICE

[Purchaser’s letterhead]

[Adresse des Schuldners]

ANZEIGE DER FORDERUNGSABTRETUNG

Sehr geehrte Damen und Herren,

wir möchten Sie hiermit namens und in Vollmacht der WABCO Fahrzeugsysteme GmbH davon in Kenntnis setzen, dass Société Générale Bank Nederland N.V. aufgrund eines am [—] zwischen, unter anderem, Société Générale Bank Nederland N.V. und WABCO Fahrzeugsysteme GmbH geschlossenen Forderungskaufvertrages, alle Forderungen/[alle im Anhang identifizierten Forderungen], die Sie WABCO Fahrzeugsysteme GmbH schulden, gekauft und durch Abtretung erworben hat.

Zusammen mit der entsprechenden Forderung gegen Sie wurden auch eventuell mit der Forderung verbundene Sicherheiten und Nebenrechten übertragen.

Alle Zahlungen auf die bezeichneten Forderungen sind nunmehr ausschließlich auf das folgende Konto zu erbringen:

Bank:

Bankleitzahl:

Konto-Nr.:

Jegliche nach Zugang dieses Schreibens an WABCO Fahrzeugsysteme GmbH in Bezug auf die genannten Forderungen erbrachten Leistungen sind unwirksam und bewirken keine Befreiung von der entsprechenden Verbindlichkeit.

Mit freundlichen Grüßen

Société Générale Bank Nederland N.V.

Anlagen:	1.	Kopie der Vollmachtsurkunde

Anlagen - Kopie der Vollmachtsurkunde

NOTARIELLE URKUNDE

[Rubrum des beurkundenden Notars]

Vollmacht

Wir, die WABCO Fahrzeugsysteme GmbH und unter anderem Société Générale Bank Nederland N.V. (nachfolgend die Bevollmächtigte) haben am [—] einen Vertrag über den Verkauf von gegen bestimmte Schuldner (die Schuldner) gerichtete Forderungen der WABCO Fahrzeugsysteme GmbH (die Forderungen) abgeschlossen.

Wir erteilen hiermit der Bevollmächtigten die unwiderrufliche Vollmacht, einschließlich des Rechts zur Übertragung der Vollmacht und zur Erteilung von Untervollmachten, unter Befreiung der Beschränkungen des § 181 BGB sämtliche Handlungen vorzunehmen, die nach Auffassung der Bevollmächtigten geeignet sind, um den fraglichen Schuldnern in unserem Namen die Abtretung der Forderungen und die Übertragung von eventuell mit den Forderungen verbundenen Sicherheiten und Nebenrechten anzuzeigen.

Diese Vollmacht unterliegt deutschem Recht und ist entsprechend auszulegen.

[—] [Datum]

Name: [—]

Titel: Geschäftsführer (bitte beachten, dass derzeit nur die Geschäftsführer Jörg Baerbock, Jürgen Heller, Bodo Klein oder Johannes Lips befugt sind diese Vollmacht auszustellen)

WABCO Fahrzeugsysteme GmbH

Translation for information purposes only

[Purchaser’s letterhead]

[Name and address of the relevant Debtor]

[Place], [Date]

Dear Ladies and Gentlemen,

RE: NOTICE OF ASSIGNMENT OF RECEIVABLES

We hereby notify you in the name and on behalf of WABCO Fahrzeugsysteme GmbH that pursuant to a German Receivables Purchase Agreement dated [—] among, inter alia, WABCO Fahrzeugsysteme GmbH and Société Générale Bank Nederland N.V. (the Purchaser), the Purchaser purchased and accepted the assignment and transfer from WABCO Fahrzeugsysteme GmbH of all of the receivables /[all receivables identified in the attachment], owed by you to WABCO Fahrzeugsysteme GmbH.

Together with the receivable owed by you, any collateral and ancillary rights associated with the receivable were also transferred to the Purchaser.

Unless and until we issue any further notice directing otherwise all payments in respect of the abovementioned receivables should continue to be made exclusively to the following account of the Purchaser:

Name of the Bank:

Bank Code:

Account-No.:

For the avoidance of doubt, any payments made to WABCO Fahrzeugsysteme GmbH in relation to the abovementioned receivables after receipt hereof will be invalid and do not constitute satisfaction of your payment obligations.

Yours sincerely,

Société Générale Bank Nederland N.V.

Enclosures:	1.	Copy of the Power of Attorney

ANNEX A - COPY OF THE POWER OF ATTORNEY

NOTARIAL DEED

[cover of the acting Notary public]

Power of Attorney

On [—], we, WABCO Fahrzeugsysteme GmbH and, inter alia, Société Générale Bank Nederland N.V. (hereinafter the Attorney) have entered into a receivables purchase agreement regarding receivables of WABCO Fahrzeugsysteme GmbH (the Receivables) against certain debtors (the Debtors).

We hereby grant to the Attorney an irrevocable power of attorney, with full power of delegation and substitution and under waiver of any restrictions set forth in § 181 of the German Civil Code, do all acts and things the Attorney deems fit in order to notify the relevant Debtors on our behalf about the assignment of the Receivables and the transfer of any collateral and ancillary rights associated therewith.

This Power of Attorney shall be governed by and construed in accordance with the laws of Germany.

[—] [date]

Name: [—]

Function: Director (please note that currently only the directors Jörg Baerbock, Jürgen Heller, Bodo Klein or Johannes Lips can sign this Power of Attorney)

WABCO Fahrzeugsysteme GmbH

SCHEDULE 9

FORM OF PAYMENT INSTRUCTION LETTER

Part A - General

[Briefkopf WABCO Fahrzeugsysteme GmbH]

[Binding German version]

Sehr geehrte Damen und Herren,

wir beziehen uns auf Klausel 4.0 (Zahlung) unserer Allgemeinen Verkaufs- und Lieferbedingungen (Stand März 2007), die auf alle zwischen uns vereinbarten Verkäufe und Lieferungen Anwendung finden.

Gemäß Klausel 4.1 unserer Allgemeinen Verkaufs- und Lieferbedingungen sind Zahlungen an die von uns benannte Zahlstelle zu leisten.

Wir weisen Sie hiermit an, Zahlungen in Bezug auf alle uns geschuldeten Forderungen ausschließlich auf das unten beschriebene, im Namen der Société Générale Bank Nederland N.V. geführte Konto zu leisten:

In solcher Weise geleistete Zahlungen haben schuldbefreiende Wirkung.

Bitte wenden Sie sich bei Rückfragen jederzeit gerne an uns.

Mit freundlichen Grüßen

WABCO Fahrzeugsysteme GmbH

[Letterhead of WABCO Fahrzeugsysteme GmbH]

[English Translation for Information Purposes]

Dear Sirs

We refer to Clause 4.0 (Payment) of our Standard Terms and Conditions of Sale for Germany (March 2007), which govern all sales and deliveries made between ourselves.

In accordance with clause 4,1 our general sales and of terms of delivery payments are to be made to the cashier’s office designated by us.

You are hereby instructed to make all payments in respect of all receivables owing to us exclusively to the account in the name of Société Générale Bank Nederland N.V. described below:

All payments so made will have discharging effect. Please do not hesitate to contact us if you have any questions.

Yours faithfully

for and on behalf of WABCO Fahrzeugsysteme GmbH

Part B – Man/Daimler

[Briefkopf WABCO Fahrzeugsysteme GmbH]

[Binding German version]

An

[MAN/Daimler]

Anzeige der Forderungsabtretung

Sehr geehrte Damen und Herren,

wir beziehen uns auf Klausel [3] (Daimler) / [3.4] (MAN) Ihrer [Allgemeinen Einkaufsbedingungen (Daimler)] / [Einkaufsbedingungen für Produktionsmaterial und Ersatzteile für Nutzfahrzeuge (MAN)] [bitte je nach Adressat unzutreffendes streichen] (nachfolgend die „Allgemeinen Einkaufsbedingungen“) und möchten Sie informieren, dass wir alle Forderungen, die uns Ihnen gegenüber zustehen, an Société Générale Bank Nederland N.V. abgetreten haben.

Gemäß Klausel [3] (Daimler) / [3.4] (MAN) Ihrer Allgemeinen Einkaufsbedingungen möchten wir Sie bitten, hierzu Ihr Einverständnis zu erklären und (i) Zahlungen hinsichtlich der uns geschuldeten Forderungen ausschließlich auf das unten beschriebene, im Namen der Société Générale Bank Nederland N.V. geführte Konto zu leisten und (ii) keine Zahlungen mehr an uns zu erbringen. Bitte nutzen Sie für zukünftige Überweisungen die folgende Bankverbindung:

Empfänger:	WABCO Deutschland - SGBN
Konto:	43 95 00 12 64
BLZ:	512 10 800

IBAN DE76512108004395001264

BIC SOGE DE FF

Auf das obenstehende Konto geleistete Zahlungen haben für Sie schuldbefreiende Wirkung.

Wir möchten Sie bitten, den Erhalt dieses Schreibens durch Gegenzeichnung zu bestätigen und bitten um Rücksendung eines unterzeichneten Exemplars. Bitte wenden Sie sich bei Rückfragen jederzeit gerne an uns, Ansprechpartner ist Herr Roland Voltmer (Telefon: +49 (0) 711 57545 49).

Mit freundlichen Grüßen

WABCO Fahrzeugsysteme GmbH

Wir haben das vorstehende Schreiben zur Kenntnis genommen und erteilen hiermit das entsprechende Einverständnis

[MAN / DAIMLER (bitte unzutreffenden Adressaten jeweils streichen)]

[Letterhead of WABCO Fahrzeugsysteme GmbH]

[English Translation for Information Purposes]

To

[MAN/Daimler]

Dear Ladies and Gentlemen

Notification of Assignment of Receivables

We refer to Clause [3] (in case of Daimler) / [3.4] (in case of MAN) of your [Allgemeine Einkaufsbedingungen (in case of Daimler)] / [Einkaufsbedingungen für Produktionsmaterial und Ersatzteile für Nutzfahrzeuge] (in case of MAN) (hereinafter the “Conditions of Purchase”). This is to inform you that we have assigned all receivables owing by you to us to Société Générale Bank Nederland N.V.

According to Clause [3] (in case of Daimler) / [3.4] (in case of MAN) of your Conditions of Purchase, we would like to ask you to agree to this and (i) to make all payments in respect of all receivables owing to us exclusively to the account in the name of Société Générale Bank Nederland N.V. described below and (ii) not to make future payment to ourselves. Please use the following bank details for any fund transfers:

All payments to the abovementioned account will have discharging effect.

We would like to ask you to confirm receipt of this letter by countersigning it and returning a signed copy to us. Please do not hesitate to contact us if you have any questions, Mr. Roland Voltmer (Phone: +49 (0) 711 57545 49) is happy to answer any questions you may have.

Yours faithfully

WABCO Fahrzeugsysteme GmbH

We acknowledge and agree to the foregoing.

[MAN/Daimler] (please delete as appropriate)